Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

UNITED BANKSHARES, INC.

AND

CAROLINA FINANCIAL CORPORATION

Dated as of November 17, 2019

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EXHIBITS

EXHIBIT A — FORM OF CFC SUPPORT AGREEMENT

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AGREEMENT AND PLAN OF MERGER

               This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 17, 2019, is entered into by and between United Bankshares, Inc., a West Virginia corporation (“Buyer”), and Carolina Financial Corporation, a Delaware corporation (“CFC”). Each of Buyer and CFC is referred to herein as a “Party” and, together, as the “Parties.”

W I T N E S S E T H:

               WHEREAS, the Boards of Directors of Buyer and CFC (the “Buyer Board” and the “CFC Board,” respectively) have determined that it is in the best interests of their respective companies and their Stockholders to consummate the strategic business combination transaction provided for in this Agreement in which CFC will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Buyer (the “Merger”), so that Buyer is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

               WHEREAS, the Buyer Board and the CFC Board have each adopted this Agreement, duly authorized the Merger and the other transactions contemplated hereby, and resolved to recommend that the stockholders of each of Buyer and CFC approve this Agreement and the transactions contemplated hereby, including the Merger;

               WHEREAS, concurrently with the execution of this Agreement, each member of the CFC Board is entering into a voting and support agreement substantially in the form attached hereto as Exhibit A (each, a “Support Agreement”);

               WHEREAS, it is intended that, following the Merger, CresCom Bank, a South Carolina banking corporation and wholly-owned subsidiary of CFC (“CresCom Bank”), will be merged with and into United Bank, a Virginia state-chartered bank and wholly-owned subsidiary of Buyer (“Buyer Bank”), so that Buyer Bank is the surviving bank (sometimes referred to in such capacity as the “Surviving Bank”);

               WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”); and

               WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions precedent to the Merger.

               NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

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Article I
THE MERGER

               1.1               The Merger. Subject to the terms and conditions of this Agreement, in accordance with the WVBCA, at the Effective Time, CFC shall merge with and into Buyer. Buyer shall be the surviving entity in the Merger and shall continue its corporate existence under the laws of the State of West Virginia. As of the Effective Time, the separate corporate existence of CFC shall cease.

               1.2               Effective Time. The Merger shall become effective on the date and at the time for effectiveness set forth in the Articles of Merger (the “Effective Time”) accepted for filing by the Secretary of State of the State of West Virginia (the “Articles of Merger”).

               1.3               Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the WVBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of CFC shall vest in the Surviving Corporation, and all debts, liabilities, and duties of CFC shall become the debts, liabilities, and duties of the Surviving Corporation.

               1.4               Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, CFC, or the holder of any of the following securities:

                                   (a)               Each share of Common Stock, $2.50 par value per share, of Buyer (the “Buyer Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

                                   (b)               All shares of Common Stock, $0.01 par value per share, of CFC (the “CFC Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned, directly or indirectly, by CFC or Buyer (other than Trust Account Shares and other than shares of CFC Common Stock held as a result of debts previously contracted) shall no longer be outstanding, shall automatically be cancelled, and shall cease to exist, and no Buyer Common Stock or other consideration shall be delivered in exchange therefor.

                                   (c)               Subject to Section 1.4(e), each share of CFC Common Stock, except for shares of CFC Common Stock owned by Buyer, CFC, or any of their respective wholly-owned Subsidiaries (other than Trust Account Shares and shares of CFC Common Stock held as a result of debts previously contracted), shall be converted into the right to receive 1.13 shares (the “Exchange Ratio”) of validly issued, fully paid, and nonassessable shares of Buyer Common Stock (the “Merger Consideration”).

                                   (d)               All of the shares of CFC Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding, shall automatically be cancelled, and shall cease to exist as of the Effective Time, and each book entry notation of record ownership and each certificate previously representing any such shares of CFC Common Stock shall thereafter represent only the right to receive the Merger Consideration into which the shares of CFC Common Stock represented by such book entry notation of record ownership or such certificate have been converted pursuant to this Section 1.4, as well as any dividends to which holders of CFC Common Stock become entitled in accordance with Section 2.2.

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                                   (e)               If, between the date of this Agreement and the Effective Time, there is declared (with an effective time prior to the Effective Time) or effected a reorganization, reclassification, recapitalization, stock split (including a reverse stock split), split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Buyer Common Stock or CFC Common Stock), combination, exchange, or readjustment of shares with respect to, or rights issued in respect of, Buyer Common Stock or CFC Common Stock, the Exchange Ratio shall be proportionately adjusted accordingly to provide to the holders of CFC Common Stock the same economic effect as contemplated by this Agreement prior to such event. Notwithstanding any other provisions of this Section 1.4(e), no adjustment shall be made in the event of the issuance of additional shares of Buyer Common Stock or CFC Common Stock pursuant to any dividend reinvestment plan or direct investment plan of Buyer or CFC, as applicable, pursuant to the exercise of stock options awarded under any director, employee or affiliate stock option plans of Buyer or CFC, as applicable, or their Subsidiaries, or upon the grant or sale of shares or rights to receive shares to or for the account of any director, employee, or Affiliate of Buyer or CFC, as applicable, or any of their Subsidiaries pursuant to any stock option or other compensation or benefit plans of Buyer or CFC, as applicable, or in connection with the issuance of shares as consideration in a transaction where Buyer or CFC, as applicable, is the surviving corporation or in connection with any offering of shares where Buyer or CFC, as applicable, receives consideration in exchange for the shares so offered.

               1.5               Stock Options and Other Stock Awards

                                   (a)               As of the Effective Time, at each optionholder’s election, each outstanding option to purchase a share or shares of CFC Common Stock (each, a “CFC Option”) shall be (i) entitled to receive cash in an amount equal to the product obtained by multiplying (1) the difference between (a) the CFC Closing Price and (b) the exercise price (rounded to the nearest cent) for each outstanding CFC Option by (2) the number of shares of CFC Common Stock subject to such CFC Stock Option or (ii) assumed by Buyer substantially in accordance with the terms of the agreement underlying each option, such that after the Merger and without any action on the part of the holders of such CFC Option, such CFC Options shall be converted into and become stock options with respect to Buyer Common Stock (each, a “Surviving Corporation Stock Option”). As of the Effective Time, each holder of a CFC Option electing to receive cash pursuant to subsection (i) above shall cease to have any rights with respect thereto, except the right to receive the cash consideration specified in this Section 1.5(a), without interest. From and after the Effective Time, for each CFC Option assumed by Buyer as a Surviving Corporation Stock Option pursuant to subsection (ii): (A) such CFC Option may be exercised solely for shares of Buyer Common Stock; (B) the number of shares of Buyer Common Stock subject to such CFC Option shall be equal to the product of (x) the total number of shares of CFC Common Stock subject to such CFC Option immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, rounded up or down, if necessary, to the nearest whole share of Buyer Common Stock; and (C) the per-share exercise price under each such CFC Option shall be adjusted to equal the quotient of (x) the exercise price per share of such CFC Option at which such CFC Option was exercisable immediately prior to the Effective Time divided by (y) the Exchange Ratio, rounded up or down to the nearest whole cent, if necessary. Any election by a holder of a CFC Option to receive cash must be made at least five (5) days prior to the Effective Time in accordance with the procedures implemented by Buyer and CFC with respect to such election.

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                                   (b)               At the Effective Time, each restricted stock grant, restricted stock unit grant and any other award in respect of a share of CFC Common Stock subject to vesting, repurchase or other lapse restriction under a CFC Stock Plan that is outstanding immediately prior to the Effective Time other than a CFC Option (each, a “CFC Stock Award”) shall vest in accordance with the terms of the CFC Stock Award (with any performance-vesting component relating to a CFC Stock Award granted in January 2019 being deemed to have been satisfied in full at the maximum level of performance), be cancelled and, at the election of the holder thereof, (A) converted automatically into the right to receive the Merger Consideration in respect of each share of CFC Common Stock underlying such CFC Stock Award or (B) entitled to receive cash in an amount equal to the product obtained by multiplying (1) the CFC Closing Price by (2) the number of shares of CFC Common Stock underlying such CFC Stock Award. The Surviving Corporation shall issue the consideration described in this Section 1.5(b) less applicable tax withholdings within 5 Business Days following the Closing Date. As of the Effective Time, each holder of a CFC Stock Award electing to receive cash pursuant to subsection (B) above shall cease to have any rights with respect thereto, except the right to receive the cash consideration specified in this Section 1.5(b), without interest. Any election by a holder of a CFC Stock Award to receive cash must be made at least five (5) days prior to the Effective Time in accordance with the procedures implemented by Buyer and CFC with respect to such election.

                                   (c)               As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of authorized, but unissued Buyer Common Stock to be registered and issuable upon the exercise or settlement of the Surviving Corporation Stock Options, Buyer shall file a post-effective amendment to the Form S-4 or a Registration Statement on Form S-8 with respect to the shares of Buyer Common Stock subject to the Surviving Corporation Stock Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Surviving Corporation Stock Options remain outstanding.

                                   (d)               At or prior to the Effective Time, Buyer, the Buyer Board, and the compensation committee of the Buyer Board, as applicable, and CFC, the CFC Board and the compensation committee of the CFC Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any participant consents or providing any required or advisable notices to any participant) necessary to effectuate the provisions of this Section 1.5.

               1.6               Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Buyer, including any amendments thereto (the “Buyer Articles of Incorporation”), shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

               1.7               Bylaws. At the Effective Time, the Bylaws of Buyer, including any amendments thereto (the “Buyer Bylaws”), shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

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               1.8               Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code (collectively, the “Intended Tax Treatment”). Each Party shall not, and shall not permit any of its respective Subsidiaries to, take any action or fail to take any action that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. Each Party shall use reasonable best efforts, and shall cause their respective Subsidiaries to use reasonable best efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing reasonable and customary representations, covenants and certificates requested by legal counsel. Within forty-five (45) days following the Effective Time, the Surviving Corporation shall comply with the reporting requirements of Section 1.6045B-1(a) of the Treasury Regulations. Each Party shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

               1.9               Bank Merger. Immediately following the Effective Time, CresCom Bank shall merge with and into Buyer Bank (the “Bank Merger”). Buyer Bank shall be the Surviving Bank in the Bank Merger and shall continue its corporate existence. Following the Bank Merger, the separate corporate existence of CresCom Bank shall cease. The Parties agree that the Bank Merger shall become effective immediately after the Effective Time. The Bank Merger shall be effected pursuant to a subsidiary plan of merger in a form to be mutually agreed upon by the Parties (the “Subsidiary Plan of Merger”). In order to obtain the Regulatory Approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for such Regulatory Approvals: (a) Buyer shall cause Buyer Bank to approve the Subsidiary Plan of Merger; (b) Buyer, as the sole stockholder of Buyer Bank, shall approve the Subsidiary Plan of Merger; (c) Buyer shall cause Buyer Bank to duly execute and deliver the Subsidiary Plan of Merger to CFC; (d) CFC shall cause CresCom Bank to approve the Subsidiary Plan of Merger; (e) CFC, as the sole stockholder of CresCom Bank, shall approve the Subsidiary Plan of Merger; and (f) CFC shall cause CresCom Bank to duly execute and deliver the Subsidiary Plan of Merger to Buyer.

               1.10             Directors and Officers. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Buyer in office immediately prior to the Effective Time. The officers of the Surviving Corporation immediately after the Merger shall be the officers of Buyer immediately prior to the Effective Time. Each of the directors and officers of the Surviving Corporation immediately after the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

               1.11             Name. At the Effective Time, the name of the Surviving Corporation shall be “United Bankshares, Inc.”

               1.12             Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of Buyer and CFC acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Agreement. Buyer and CFC grant to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time the officers and directors of the Surviving Corporation shall be fully authorized in the name of Buyer and CFC to take any and all such actions contemplated by this Agreement.

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               1.13             Reservation of Right to Restructure. Buyer may change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, (iii) adversely affect the tax consequences to the CFC Stockholders of the transactions contemplated by this Agreement, or (iv) require submission to or approval of either the CFC Stockholders after the CFC Stockholder Approval has been obtained or Buyer Stockholders after the Buyer Stockholder Approval has been obtained. In the event that Buyer elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect such a change.

Article II
DELIVERY OF MERGER CONSIDERATION

               2.1               Buyer to Make Shares Available. At or prior to the Effective Time, Buyer shall deposit, or shall cause to be deposited, with Computershare or such other bank or trust company designated by Buyer and reasonably acceptable to CFC (the “Exchange Agent”), for the benefit of the holders of certificates representing shares of CFC Common Stock immediately prior to the Effective Time (“CFC Stock Certificates,” it being understood that any reference herein to “CFC Stock Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of CFC Common Stock, and it being further understood that provisions herein relating to CFC Stock Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a CFC Stock Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request), for exchange in accordance with this Article II, (a) evidence of shares in book-entry form representing shares of Buyer Common Stock (collectively, “Buyer Certificates”) to be issued pursuant to this Agreement and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of CFC Common Stock, and (b) cash in an amount sufficient to pay cash in lieu of issuing any fractional shares.

               2.2               Exchange of Shares

                                   (a)               As promptly as practicable after the Effective Time, but in no event later than 5 Business Days thereafter, Buyer shall cause the Exchange Agent to mail to each holder of record of one or more CFC Stock Certificates representing shares of CFC Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the CFC Stock Certificates shall pass, only upon proper delivery of the CFC Stock Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the CFC Stock Certificates in exchange for certificates representing the number of whole shares of Buyer Common Stock and any cash in lieu of fractional shares that the shares of CFC Common Stock represented by such CFC Stock Certificate or CFC Stock Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid pursuant to Section 2.2(b). From and after the Effective Time, upon proper surrender of a CFC Stock Certificate or CFC Stock Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such CFC Stock Certificate or CFC Stock Certificates shall be entitled to receive in exchange therefor, as applicable, (i) book-entry shares representing that number of whole shares of Buyer Common Stock to which such holder of CFC Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the CFC Stock Certificate or CFC Stock Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the CFC Stock Certificate or CFC Stock Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2, each CFC Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.2(e), and any cash in respect of dividends or distributions as contemplated by this Section 2.2.

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                                   (b)               No dividends or other distributions declared with respect to Buyer Common Stock shall be paid to the holder of any un-surrendered CFC Stock Certificate until the holder thereof has surrendered such CFC Stock Certificate in accordance with this Article II. After the surrender of a CFC Stock Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, with respect to the whole shares of Buyer Common Stock that the shares of CFC Common Stock represented by such CFC Stock Certificate have been converted into (i) with a record date and a payment date on or after the Effective Time and on or prior to the date of such surrender, and (ii) at the appropriate payment date, with a record date on or after the Effective Time but prior to the date of such surrender and a payment date subsequent to the date of such surrender.

                                   (c)               If any Buyer Certificate representing shares of Buyer Common Stock is to be issued in a name other than that in which the CFC Stock Certificate or CFC Stock Certificates surrendered in exchange therefor is or are registered, it shall be a condition to the issuance thereof that the CFC Stock Certificate or CFC Stock Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the issuance of a Buyer Certificate representing shares of Buyer Common Stock in any name other than that of the registered holder of the CFC Stock Certificate or CFC Stock Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

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                                   (d)               After the Effective Time, there shall be no transfers on the stock transfer books of CFC of the shares of CFC Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, CFC Stock Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, cash in lieu of fractional shares, and dividends or distributions that the holder presenting such CFC Stock Certificates is entitled to, as provided in this Article II.

                                   (e)               Notwithstanding anything to the contrary contained herein, no Buyer Certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of CFC Stock Certificates, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a Stockholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former Stockholder of CFC who otherwise would be entitled to receive such fractional share an amount in cash (rounded up to the nearest cent), without any interest thereon, equal to the product of (i) the Buyer Closing Price multiplied by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Buyer Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

                                   (f)               Any former holders of CFC Common Stock who have not exchanged their CFC Stock Certificates pursuant to this Article II shall look only to the Exchange Agent for payment of the Merger Consideration, cash in lieu of fractional shares, and any unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of each former share of CFC Common Stock such Stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, CFC, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of CFC Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat, or similar laws.

                                   (g)               Buyer shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration, any cash in lieu of fractional shares of Buyer Common Stock, cash dividends or distributions payable pursuant to this Section 2.2, or any other cash amounts otherwise payable pursuant to this Agreement to any holder of CFC Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Buyer or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of CFC Common Stock in respect of which the deduction and withholding was made by Buyer or the Exchange Agent, as the case may be.

                                   (h)               In the event any CFC Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such CFC Stock Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent reasonably determines as indemnity against any claim that may be made against it with respect to such CFC Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed CFC Stock Certificate the Merger Consideration, any cash in lieu of fractional shares deliverable in respect thereof, and any dividends or distributions that the holder presenting such CFC Stock Certificates is entitled to, each as provided pursuant to this Agreement.

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Article III
REPRESENTATIONS AND WARRANTIES OF CFC

               Subject to Section 10.2(a) and Section 10.2(b) of this Agreement and except as Previously Disclosed, CFC represents and warrants to Buyer that:

               3.1               Authorization, No Conflicts, Etc.

                                   (a)               CFC has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to receipt of the CFC Stockholder Approval, to consummate the transactions contemplated by this Agreement. This Agreement has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly authorized, by the CFC Board. The CFC Board has (i) determined that the terms of this Agreement are fair to and in the best interests of CFC and the CFC Stockholders, and (ii) adopted this Agreement and authorized the transactions contemplated by this Agreement and resolved to make the CFC Board Recommendation. Except for the CFC Stockholder Approval, no other corporate proceedings on the part of CFC are necessary to authorize this Agreement or to consummate the Merger (other than the submission to the CFC Stockholders of an advisory (non-binding) vote on the compensation that may be paid or become payable to CFC’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Buyer) constitutes valid and binding obligations of, CFC and is enforceable against CFC in accordance with its terms, except to the extent that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                                   (b)               The execution, delivery, and performance of this Agreement by CFC and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (i) any provision of the certificate of incorporation or bylaws (or similar organizational documents) of CFC or any Subsidiary of CFC (each a “CFC Subsidiary” and collectively, the “CFC Subsidiaries”); or (ii) any Law or Order applicable to CFC or any CFC Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 3.1(d).

                                   (c)               The execution, delivery, and performance of this Agreement by CFC and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other Regulatory Agreement or commitment with or from a Governmental Entity to which CFC or any CFC Subsidiary is a party or subject, or by which CFC or any CFC Subsidiary is bound or affected.

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                                   (d)               No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Agreement by CFC other than in connection or compliance with the provisions of the DGCL, compliance with federal and state securities laws, and the notices, consents, authorizations, approvals, or exemptions required under the BHC Act and the South Carolina Code of Laws. CFC has no Knowledge of any reason why the Regulatory Approvals referred to in this Section 3.1(d) cannot be obtained or why the regulatory approval process would be materially impeded.

                                   (e)               Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to CFC is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement. Assuming that the representations of Buyer set forth in Section 4.29 are true and correct, the CFC Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery, or performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

               3.2               Organization and Good Standing. CFC is a corporation duly organized and validly existing, and in good standing under the laws of the State of Delaware. CFC has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted. CFC is a financial holding company duly registered as such with the Federal Reserve Board under the BHC Act. CFC is duly qualified to do business and is in good standing in the states of the United States where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

               3.3               Subsidiaries

                                   (a)               CFC has Previously Disclosed a true and complete list of each CFC Subsidiary as of the date of this Agreement. CFC or a CFC Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the CFC Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any CFC Subsidiary.

                                   (b)               Each of the CFC Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified; and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

                                   (c)               The deposits of CresCom Bank are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of CFC, threatened. CFC and each CFC Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over CFC or each CFC Subsidiary.

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               3.4               Capital Stock

                                   (a)               The authorized capital stock of CFC consists of 50,000,000 shares of CFC Common Stock, of which, as of the close of business on November 1, 2019 (the “Capitalization Date”), 22,252,436 shares were issued and outstanding and 1,000,000 shares of preferred stock, $0.01 par value per share, of which, as of the Capitalization Date, no shares were issued and outstanding. Except for the CFC Options and restricted stock units granted under the CFC Stock Plans, as of the date of this Agreement, there is no security or class of securities outstanding that represents, is convertible into, or is exercisable for capital stock of CFC.

                                   (b)               Section 3.4(b) of the CFC Disclosure Schedule sets forth, as of the date of this Agreement, the number of shares of CFC Common Stock and CFC Options to be issued in CFC’s pending acquisition of Carolina Trust, the number of shares of CFC Common Stock that are authorized and reserved for issuance under the CFC Options and the CFC Stock Plans, and the number of shares of CFC Common Stock that are subject to outstanding CFC Options and the number of shares of CFC Common Stock that are subject to outstanding CFC Stock Awards issued under a CFC Stock Plan. All CFC Stock Awards have been awarded under a CFC Stock Plan, and, as of the date of this Agreement, there are no other compensatory awards outstanding pursuant to which CFC Common Stock has been issued or is issuable, or that relate to or are determined by reference to the value of CFC Common Stock. All outstanding shares of CFC Common Stock, all CFC Common Stock reserved for issuance under the CFC Options, and all CFC Common Stock reserved for issuance under the CFC Stock Plans when issued in accordance with the respective terms of the CFC Stock Plans, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

                                   (c)               Other than the issued and outstanding shares of CFC Common Stock described in Section 3.4(a), neither CFC nor any CFC Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Agreement, or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Agreement.

               3.5               Financial Statements

                                   (a)               The consolidated financial statements of CFC as of and for each of the three years ended December 31, 2018, 2017, and 2016, as reported on by CFC’s independent accountants, and the unaudited consolidated financial statements of CFC as of and for the first three quarters of 2019, including all schedules and notes relating to such statements, as previously delivered to Buyer (collectively, “CFC Financial Statements”), fairly present, and the unaudited consolidated financial statements of CFC as of and for each quarter ending after the date of this Agreement until the Effective Time, including all schedules and notes relating to such statements, will fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flows of CFC as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CFC) and the absence of notes (that, if presented, would not differ materially from those included in CFC Financial Statements). No financial statements of any entity or enterprise other than the CFC Subsidiaries are required by GAAP to be included in the consolidated financial statements of CFC.

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                                   (b)               The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete when filed:

                                       (i)               The Consolidated Reports of Condition and Income (Form FFIEC 041) of each CFC Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016, and as of and for the first three quarters of 2019 as filed with the FDIC; and

                                       (ii)               The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) (including any amendments) for CFC as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016, and as of and for the first three quarters of 2019 as filed with the Federal Reserve Board. All of such reports required to be filed prior to the Effective Time by CFC or any CFC Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete when filed. All of the reports identified in this Section 3.5(b) are collectively referred to as the “CFC Call Reports.”

               3.6               Absence of Certain Changes or Events. Since September 30, 2019, (a) CFC and the CFC Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Article III or otherwise) is reasonably likely to have a Material Adverse Effect with respect to CFC.

               3.7               Legal Proceedings. There is no Action pending or, to the Knowledge of CFC, threatened against CFC or any of the CFC Subsidiaries that (a) as of the date of this Agreement, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CFC. There is no unsatisfied judgment, penalty or award against CFC or any of the CFC Subsidiaries. Neither CFC nor any of the CFC Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity. No officer or director of CFC or any of the CFC Subsidiaries is a defendant in any Action commenced by any Stockholder of CFC or any of the CFC Subsidiaries with respect to the performance of his or her duties as an officer or a director of CFC or any of the CFC Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger and the transactions contemplated by this Agreement.

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               3.8               Regulatory Filings. In the last three years:

                                   (a)               CFC and each CFC Subsidiary has filed in a timely manner all material filings with Governmental Entities as required by applicable Law; and

                                   (b)               All such filings, as of their respective filing dates, complied with all Laws, forms, and guidelines applicable to such filings.

               3.9               Compliance with Laws; Conduct of Business. CFC and each CFC Subsidiary has conducted its business and used its properties in compliance with all applicable Laws, including without limitation applicable federal and state Laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws.

               3.10             Transaction Documents. None of the information supplied or to be supplied by CFC for inclusion or incorporation by reference in any Transaction Document will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Form S-4 and the Joint Proxy Statement/Prospectus), at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Form S-4, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Joint Proxy Statement/Prospectus, at the date it is first mailed to the Buyer Stockholders and the CFC Stockholders and at the time of the Buyer Stockholder Meeting and the CFC Stockholder Meeting. The Joint Proxy Statement/Prospectus (other than those portions relating solely to the Buyer Stockholder Meeting) will, at the time the Joint Proxy Statement/Prospectus is filed with the SEC, at any time it is amended or supplemented, at the date it is first mailed to the Buyer Stockholders and the CFC Stockholders and at the time of the Buyer Stockholder Meeting and the CFC Stockholder Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by CFC with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Buyer for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

               3.11             Agreements with Bank Regulators. Neither CFC nor any CFC Subsidiary is a party to any Contract, cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any Order by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity that restricts materially the conduct of CFC’s or a CFC Subsidiary’s business, or in any manner relates to the capital adequacy, credit or reserve policies or management of CFC or any CFC Subsidiary (a “Regulatory Agreement”), nor has CFC nor any CFC Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement. Neither CFC nor any CFC Subsidiary is required by Section 32 of the Federal Deposit Insurance Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

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               3.12             Tax Matters

                                   (a)               All Tax Returns required by applicable Law to have been filed by CFC and each CFC Subsidiary since January 1, 2015 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes. Since January 1, 2015, CFC and each CFC Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. Since January 1, 2015, all Taxes that are due and payable by CFC and each CFC Subsidiary have been paid.

                                   (b)               There is no audit or other proceeding pending against or with respect to CFC or any CFC Subsidiary with respect to any amount of Tax. There are no Liens on any of the assets of CFC or any of the CFC Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

                                   (c)               Neither CFC nor any CFC Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

                                   (d)               Except as required by Law (including the tax sharing agreement exclusively between CFC and any CFC Subsidiary), neither CFC nor any CFC Subsidiary is a party to any Tax allocation or sharing agreement.

                                   (e)               Neither CFC nor any CFC Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which CFC and one or more CFC Subsidiaries are the only members). Neither CFC nor any CFC Subsidiary is a general partner in any partnership that is material to its business operations.

                                   (f)               Within the past three years, neither CFC nor any CFC Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

                                   (g)               Neither CFC nor any CFC Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).

                                   (h)               Neither CFC nor any CFC Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

                                   (i)               There has been no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by CFC or any CFC Subsidiary as employee compensation, whether under any Contract, plan, program or arrangement, understanding or otherwise.

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               3.13             Properties

                                   (a)               CFC and each CFC Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which CFC or any of the CFC Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens. CFC and each CFC Subsidiary has complied with the terms of all leases to which it is a party. All leases to which CFC or any CFC Subsidiary is a party and under which it is in possession of any personal or real property are valid and binding contracts and are in full force and effect, and neither CFC nor any CFC Subsidiary has received any written notice alleging violation, breach, or default of such lease. CFC and each CFC Subsidiary is in possession of the properties or assets purported to be leased under all of its leases (except where CFC or a CFC Subsidiary is the lessor). The tangible personal and real property and assets of CFC and all CFC Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted, and, subject to maintenance and repair in the ordinary course of business consistent with past practice, are adequate for the uses to which they are being put.

                                   (b)               Except as set forth in Section 3.13(b) of the CFC Disclosure Schedule, with respect to real property owned by CFC or any CFC Subsidiary, none of CFC nor any CFC Subsidiary (i) has received written notice of any pending, and to the Knowledge of CFC there is no threatened, condemnation proceeding against any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law.

                                   (c)               Except as set forth in Section 3.13(c) of the CFC Disclosure Schedule, with respect to real property leased, subleased or licensed by CFC or any CFC Subsidiary, none of CFC nor any CFC Subsidiary (i) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of CFC or (ii) (A) has received written notice of any pending, and to the Knowledge of CFC there is no threatened, condemnation proceeding with respect to any of such real property or (B) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law.

                                   (d)               No lease or license pursuant to which CFC or any CFC Subsidiary, as lessor, lessee, licensor or licensee, has possession of, or leases or licenses to others, any real or personal property, excluding any lease with payments of less than $500,000 per year, contains any provision, including any prohibition against assignment by CFC or any CFC Subsidiary, by operation of Law or otherwise, that would require any third party consent or approval for, or that would materially interfere with, the possession, use or rights with respect to the property by the Surviving Corporation or its Subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger.

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               3.14             Intellectual Property. CFC and the CFC Subsidiaries exclusively own, or have a valid license or other valid right to use, all Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 3.14. No Actions, suits or other proceedings are pending or, to the Knowledge of CFC, threatened that CFC or any of the CFC Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of CFC, no Person is infringing, misappropriating or otherwise violating the rights of CFC or any of the CFC Subsidiaries with respect to any Intellectual Property owned or purported to be owned by CFC or any of the CFC Subsidiaries (collectively the “CFC-Owned Intellectual Property”). To the Knowledge of CFC: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of CFC or any of the CFC Subsidiaries with respect to the validity or enforceability of the CFC-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Agreement will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any CFC-Owned Intellectual Property or Intellectual Property licensed to CFC or any CFC Subsidiary.

               3.15             Required Licenses, Permits, Etc. CFC and each CFC Subsidiary hold all Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business as presently conducted. All such Permits and rights are in full force and effect. Each CFC Subsidiary, as applicable, is an approved seller-servicer for each mortgage investor with whom it conducts business, and holds all Permits, authorizations, and approvals necessary to carry on a mortgage banking business.

               3.16             Material Contracts and Change of Control

                                   (a)               For the purposes of this Agreement, the term “CFC Material Contract” means any of the following Contracts to which CFC or any of the CFC Subsidiaries is a party or bound as of the date of this Agreement:

                                       (i)               Each Contract that (A) has been or (B) would be required to be, but has not been, filed by CFC as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act as if such Form 10-K were filed as of the date of this Agreement;

                                       (ii)              Each Contract, other than any Contracts contemplated by this Agreement, that limits (or purports to limit) in any material respect the ability of CFC or any of the CFC Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);

                                       (iii)             Each Contract that creates a material partnership or joint venture to which CFC or any of the CFC Subsidiaries is a party;

                                       (iv)             Each Contract between or among CFC and any CFC Subsidiary;

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                                       (v)              Each Contract relating to the borrowing of money by CFC or any CFC Subsidiary or guarantee by CFC or any CFC Subsidiary of such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, FHLB advances of depository institution CFC Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course consistent with past practice) in excess of $10,000,000;

                                       (vi)             Each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Agreement, pursuant to which CFC or any of the CFC Subsidiaries has any material continuing obligations, contingent or otherwise;

                                       (vii)            Each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of CFC or any of the CFC Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

                                       (viii)           Each voting agreement or registration rights agreement with respect to the capital stock of CFC or any of the CFC Subsidiaries;

                                       (ix)              Each Contract granting CFC or any CFC Subsidiary the right to use, restricting CFC’s or any CFC Subsidiary’s right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of CFC’s or any CFC Subsidiary’s business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract);

                                       (x)               Each Contract that limits the payment of dividends by CFC or any CFC Subsidiary;

                                       (xi)              Each Contract involving a standstill or similar obligation of CFC or any of the CFC Subsidiaries relating to the purchase of securities of CFC or any other Person;

                                       (xii)             Except transactions made in accordance with Regulation O and agreements entered into in the ordinary course consistent with past practice for compensation or indemnity, any Contract between CFC or any CFC Subsidiary, on the one hand, and, on the other hand (A) any officer or director of CFC or a CFC Subsidiary, or (B) to the Knowledge of CFC, any (1) record or beneficial owner of five percent (5%) or more of the voting securities of CFC, (2) Affiliate or family member of any such officer, director, or record or beneficial owner, or (3) other Affiliate of CFC, except those Contracts of a type available to employees of CFC generally;

                                       (xiii)            Each Contract for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $1,000,000;

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                                       (xiv)           Each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $15,000,000;

                                       (xv)            Each Contract or commitment for a loan participation agreement with any other Person in excess of $15,000,000;

                                       (xvi)           Each employment Contract or Contract for personal services with an employee or director of CFC or any CFC Subsidiary or any other compensatory Contract or plan in which any employee or director of CFC or any CFC Subsidiary, or any independent contractor providing personal services to CFC or any CFC Subsidiary, participates (other than any compensatory Contract or plan which pursuant to its terms is available to employees, officers or directors generally and which in operation provides for the same method of allocation of benefits between management and non-management participants); and

                                       (xvii)          Each Contract that provides for the receipt or expenditure by CFC or CFC Subsidiary of at least $500,000 per annum.

                                   (b)               CFC has Previously Disclosed a true and complete copy of each CFC Material Contract in effect as of the date of this Agreement and (i) all CFC Material Contracts are in full force and effect as of the date of this Agreement, (ii) neither CFC nor any of the CFC Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any CFC Material Contract, (iii) to the Knowledge of CFC, no other party to any CFC Material Contract is in breach of or in default under any CFC Material Contract, and (iv) neither CFC nor any CFC Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any CFC Material Contract.

                                   (c)               There is no CFC Material Contract under which (i) a consent or approval is required, (ii) a prohibited assignment by operation of Law could occur, (iii) a waiver or loss of any right could occur, or (iv) an acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, where any such occurrence would reasonably be expected to interfere with the ordinary course of business conducted by CFC, any CFC Subsidiary or the Surviving Corporation.

               3.17             Labor and Employment Matters

                                   (a)               (i) CFC and all of the CFC Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, workers’ compensation, the identification of particular employees or job classifications as “exempt” or “non-exempt” for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants; (ii) except as disclosed on Section 3.17(a) of the CFC Disclosure Schedule, as of the date of this Agreement, there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of CFC, threatened against CFC or any of the CFC Subsidiaries; (iii) as of the date of this Agreement and during the past three years, there has been no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of CFC, threatened against or affecting CFC or any of the CFC Subsidiaries; (iv) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of CFC or any CFC Subsidiary; (v) as of the date of this Agreement, CFC has not received written notice of charges with respect to or relating to CFC or any CFC Subsidiary pending before the Equal Employment Opportunity Commission or other Governmental Entity responsible for the prevention of unlawful employment practices, nor is there any claim pending before any court or administrative agency regarding any unlawful employment practices relating to CFC or any CFC Subsidiary; and (vi) neither CFC nor any CFC Subsidiary has received any written notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of CFC or any CFC Subsidiary and, to the Knowledge of CFC, no such investigation is in progress.

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                                   (b)               Neither CFC nor any CFC Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association and, to the Knowledge of CFC, there is no current activity involving employees of CFC or any CFC Subsidiary seeking to certify a collective bargaining unit or engaging in other organizational activity.

                                   (c)               All employees of CFC and each CFC Subsidiary, including, but not limited to, salaried employees, hourly employees, and temporary employees of CFC and its Subsidiaries are employed on an at-will basis by CFC and/or its Subsidiaries and may be terminated at any time with or without cause subject and, except for severance payments and other liabilities as a result of CFC’s practices as disclosed on Section 6.5(c) of the CFC Disclosure Schedule and the agreements listed on Section 6.5(f) of the CFC Disclosure Schedule, without any severance or other liabilities to CFC or any CFC Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by CFC or any CFC Subsidiary made to any employee that commits CFC, any CFC Subsidiary, or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

                                   (d)               Since January 1, 2019, neither CFC nor any CFC Subsidiary has effectuated a “plant closing” or a “mass lay off” (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of CFC or any CFC Subsidiary, except in compliance with the WARN Act.

                                   (e)               There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or, to the Knowledge of CFC, threatened against CFC or any CFC Subsidiary. CFC and all of the CFC Subsidiaries are in compliance with all applicable occupational health and safety Laws.

                                   (f)               Neither CFC nor any CFC Subsidiary is a party or subject to any Contract which restricts CFC or any CFC Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

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                                   (g)               The consummation of the transactions contemplated by this Agreement will not create Liabilities for any act by CFC or any CFC Subsidiary on or prior to the Closing under any Collective Bargaining Agreement, Contract or CFC Benefit Plan.

                                   (h)               CFC has implemented commercially reasonable procedures to ensure that all employees who are performing services for CFC or any CFC Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Corporation or any of its Subsidiaries following the consummation of the transactions contemplated by this Agreement.

                                   (i)               The policies, programs, and practices of CFC and all CFC Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance with applicable Law governing or relating to employment and employer practices and facilities.

               3.18             Employee Benefits

                                   (a)               With respect to each CFC Benefit Plan and to the extent applicable, CFC has Previously Disclosed, and either made available or delivered, true and complete copies of: (A) the CFC Benefit Plan document and amendments thereto; (B) any related trust instruments and insurance contracts; (C) the two most recent Forms 5500 filed with the IRS; (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) any forms filed with the PBGC (other than for minimum payments); (G) the most recent determination or opinion letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS within the past three years or earlier if receipt of a determination letter respecting such filing is still pending; and (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests). Each CFC Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws.

                                   (b)               Each CFC Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such CFC Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service or the CFC Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification.

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                                   (c)               All contributions, payments or premiums required to be made with respect to any CFC Benefit Plan by CFC or pursuant to any employee benefit arrangements under any collective bargaining agreement to which CFC or any CFC Subsidiary is a party on or before the date of this Agreement have been timely made, and all benefits accrued under any unfunded CFC Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of CFC and the CFC Subsidiaries have performed all material obligations required to be performed under all CFC Benefit Plans with respect to which CFC or any ERISA Affiliate of CFC has an obligation to contribute. Each CFC Benefit Plan has been operated and administered in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made.

                                   (d)               Neither CFC nor any ERISA Affiliate of CFC (or, to CFC’s Knowledge, their respective predecessors) participates in nor has ever participated in any Multiemployer Plan (under Subtitle E of Title IV of ERISA or otherwise), and neither CFC nor any ERISA Affiliate of CFC (or, to CFC’s Knowledge, their respective predecessors) maintains or contributes to, or is party to, and, at no time maintained, contributed to, or was a party to, any plan, program, agreement or policy that (i) is a “defined benefit plan” within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA or which is or was subject to Title IV of ERISA, (ii) is a “multiple employer plan” as defined in ERISA or the Code (whether or not subject thereto), (iii) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (iv) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of ERISA, (v) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (vi) provides coverage either (A) primarily for the benefit of employees who reside outside of the United States or (B) for any persons who are not resident in the United States and are not United States Citizens. No Liability under Title IV of ERISA has been or is expected to be incurred by CFC or any CFC Subsidiary with respect to any applicable CFC Benefit Plan. There has been no “reportable event,” within the meaning of ERISA Section 4043 with respect to any CFC Benefit Plan. There are no CFC Benefit Plans with respect to which, (A) all contributions are required to be made under one or both of Section 412 and 430 of the Code, (B) the minimum funding premium standards imposed by Section 412 of the Code apply, or (C) with respect to which the rules regarding “unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA apply. Neither CFC nor any CFC Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any CFC Benefit Plan that would reasonably be expected to subject CFC or any CFC Subsidiary to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof. To the knowledge of CFC, there is no pending investigation or enforcement action by the PBGC, the Department of Labor or IRS or any other governmental agency with respect to any CFC Benefit Plan. None of CFC, any CFC Subsidiary or affiliate (a) has provided, or would reasonably be expected to be required to provide, security to any CFC Benefit Plan pursuant to Section 401(a)(29) of the Code, and (b) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 430(k) of the Code or pursuant to ERISA. Each CFC Benefit Plan which is exempt from certain disclosure requirements of ERISA as a “top hat” plan, has timely filed the exemption letter required by the Department of Labor.

                                   (e)               Except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither CFC nor any CFC Subsidiary provides health or welfare benefits, including, but not limited to, retiree health or life insurance, retiree long-term care insurance or retiree death or other benefits, for any retired or former employee following such employee’s retirement or other termination of service and, to the Knowledge of CFC, there has been no communication by CFC or any CFC Subsidiary to employees by CFC or any CFC Subsidiary that would reasonably be expected to constitute a promise or guarantee by CFC or any CFC Subsidiary to such employees regarding the availability of such retiree health or life insurance or retiree death or other benefits.

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                                   (f)               The execution, delivery of, and performance by CFC or any CFC Subsidiary (or by Buyer or any of its Subsidiaries by reason of Buyer or any of its Subsidiaries’ assumption of obligations of CFC or any CFC Subsidiaries that exist immediately prior to the Effective Time) of its obligations under the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) will not (i) except as disclosed on Section 3.18(f) of the CFC Disclosure Schedule, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of CFC or any of the CFC Subsidiaries; (ii) result in the triggering or imposition of any restrictions or limitations on the right of CFC or any of the CFC Subsidiaries to amend or terminate any CFC Benefit Plan; or (iii) except as disclosed on Section 3.18(f) of the CFC Disclosure Schedule, result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code that would result in a deduction disallowance under Code Section 280G(a) on the part of CFC or any CFC Subsidiary. CFC has provided Buyer with true, correct and complete copies of Section 280G calculations (whether final or not) with respect to any disqualified individual in connection with the transactions contemplated hereby. Except with respect to compensation paid to those individuals set forth on Schedule 3.18(f) of the CFC Disclosure Schedule, neither CFC nor any CFC Subsidiary maintains any compensation plans, programs, agreements or arrangements the payments under which would not reasonably be expected to be deductible for federal income tax purposes for calendar year 2019 as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder. Except as set forth on Section 3.18(f) of the CFC Disclosure Schedule, neither CFC nor any CFC Subsidiary has any obligation to pay any gross-up or reimbursement for taxes under Section 4999 of the Code with respect to this or any prior transaction.

                                   (g)               CFC and the CFC Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable CFC Benefit Plan, without the consent of any employee, beneficiary, or other Person, prospectively terminate, modify, or amend any such CFC Benefit Plan effective as of any date on or after the date of this Agreement.

                                   (h)               With respect to each CFC Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code), (i) such plan has been operated and administered in compliance with Section 409A of the Code or (ii) any payments under such plan have been earned and vested on or prior to December 31, 2004, and such plans have not been materially modified other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither CFC nor any of the CFC Subsidiaries have entered into or assumed any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person (or to provide any gross-up or reimbursement of any penalty, interest or taxes to any Person) for any material Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder. Neither CFC nor any CFC Subsidiary has made any agreement, taken any action, or omitted to take any action that would reasonably be expected to subject CFC or any CFC Subsidiary to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to CFC or any CFC Subsidiary under Section 409A of the Code.

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                                   (i)               There is no pending or, to the Knowledge of CFC, threatened Action with respect to any CFC Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

                                   (j)               Since January 1, 2019, neither CFC nor any of the CFC Subsidiaries have agreed or otherwise committed to, whether in writing or otherwise, adopt any new plan, program, agreement or policy that would constitute a CFC Benefit Plan or result in participation in a Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (i) as set forth on Section 3.18(j) of the CFC Disclosure Schedule; or (ii) as required by applicable Law or any applicable CFC Benefit Plan.

                                   (k)               Each of the CFC Benefit Plans which is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable. Additionally, CFC and CFC Subsidiaries operate such CFC Benefit Plans without liability for assessable payments under Code Sections 4980H(a) and (b). Neither CFC nor any of the CFC Subsidiaries have any Liability in the nature of a retroactive rate adjustment, loss sharing arrangement or other material Liability arising wholly or partially out of events occurring on or before the Closing with respect to any CFC Benefit Plan.

                                   (l)               No stock options, stock appreciation rights or other grants of stock-based awards by CFC or any CFC Subsidiaries were backdated, spring-loaded, or granted at less than fair market value.

                                   (m)               As of the Effective Time, there are no supplemental executive retirement plans (SERPs) or non-qualified deferred compensation plans between CFC or any CFC Subsidiary and any of its current or former employees, that have assets through a grantor trust or trusts of which CFC or any CFC Subsidiary is the grantor within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code that are subject to claims of creditors of CFC or any CFC Subsidiary, and no obligation of CFC or any CFC Subsidiary existing before the Effective Time requires any such grantor trusts to be established on or after the Effective Time as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time).

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               3.19             Environmental Matters

                                   (a)               CFC and each of the CFC Subsidiaries (i) is and has been in compliance with and has no Liability under applicable Environmental Laws; (ii) CFC and each of the CFC Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits; (iii) there are no Environmental Claims pending or, to the Knowledge of CFC, threatened against CFC or any of the CFC Subsidiaries, and there are no facts or circumstances that could reasonably be expected to form the basis for any Environmental Claim against CFC or any of the CFC Subsidiaries; (iv) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any CFC Site and no Hazardous Materials are present in, on, about or migrating to or from any CFC Site in quantities or concentrations or under circumstances that could give rise to an Environmental Claim against CFC or any of the CFC Subsidiaries; (v) neither CFC nor any of the CFC Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (vi) neither CFC nor any of the CFC Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws; and (vii) neither CFC nor any of the CFC Subsidiaries, any predecessors of CFC or any of the CFC Subsidiaries, nor any entity previously owned by CFC or any of the CFC Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against CFC or any of the CFC Subsidiaries.

                                   (b)               To the Knowledge of CFC, each underground storage tank presently or previously located on any CFC Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated as required by applicable Environmental Laws.

               3.20             Duties as Fiduciary. CFC and each CFC Subsidiary have performed all of their respective duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies with all applicable Laws, Contracts, wills, instruments and common law standards. Neither CFC nor any CFC Subsidiary has received any notice of any Action, claim, allegation or complaint from any Person that CFC or any CFC Subsidiary failed to perform these duties in a manner that complies with all applicable Laws, Contracts, wills, instruments and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in the CFC Financial Statements.

               3.21             Investment Bankers and Brokers. CFC has employed Raymond James & Associates, Inc. (the “CFC Investment Bankers”) in connection with the Merger. CFC, the CFC Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than the CFC Investment Bankers in connection with this Agreement or the Merger. Other than the fees and expenses payable by CFC to the CFC Investment Bankers in connection with the Merger, as described in Section 3.21 of the CFC Disclosure Schedule, there is no investment banking fee, financial advisory fee, brokerage fee, finder’s fee, commission, or compensation of a similar type payable by CFC or any CFC Subsidiary to any Person with respect to the Agreement or the consummation of the Merger. CFC has provided to Buyer true and complete copies of each agreement, arrangement, and understanding between CFC and each respective CFC Investment Banker prior to the date of this Agreement.

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               3.22             Fairness Opinion. The CFC Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of the CFC Investment Bankers, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair to the holders of CFC Common Stock from a financial point of view. Such opinion has not been rescinded as of the date of this Agreement.

               3.23             CFC-Related Persons

                                   (a)               No CFC-Related Person has any loan, credit or other Contract outstanding with CFC or any CFC Subsidiary that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other Governmental Entity with jurisdiction over CFC or any CFC Subsidiary.

                                   (b)               Other than in a capacity as a stockholder, director, or executive officer of CFC or any CFC Subsidiary, no CFC-Related Person owns or controls any assets or properties that are used in the business of CFC or any CFC Subsidiary.

                                   (c)               Other than ordinary and customary banking relationships, no CFC-Related Person has any contractual relationship with CFC or any CFC Subsidiary.

                                   (d)               Except as disclosed in Section 3.23(d) of the CFC Disclosure Schedule, no CFC-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, CFC or any CFC Subsidiary in a principal amount of $2,000,000 or more.

               3.24             Insurance. CFC and the CFC Subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $500,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1, 2019, no insurance company has canceled or refused to renew a policy of insurance covering CFC’s or any CFC Subsidiary’s assets, properties, premises, operations, directors or personnel. CFC and the CFC Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense or indemnification or both may be available to CFC or the CFC Subsidiaries.

               3.25             Books and Records. The books of account, minute books, stock record books, and other records of CFC are complete and correct, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of CFC and the CFC Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their stockholders, boards, and committees. Since January 1, 2016, the minutes of each meeting (or corporate action without a meeting) of any such stockholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2016, have been made available for Buyer’s review prior to the date of this Agreement without material omission or redaction (other than with respect to the minutes relating to (a) the Merger or recent and similarly proposed transactions or (b) matters which CFC is prohibited from disclosing pursuant to applicable Law).

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3.26            Loan Portfolio

                                   (a)               Section 3.26(a) of the CFC Disclosure Schedule sets forth all (i) Loans with an outstanding balance of $15,000,000 or more in which CFC or any CFC Subsidiary is a creditor which, as of September 30, 2019, was over 90 days or more delinquent in payment of principal or interest, and (ii) Loans with any director, executive officer or 5% or greater stockholder of CFC or any of CFC Subsidiary, or to the Knowledge of CFC, any affiliate of any of the foregoing. Set forth in Section 3.26(a) of the CFC Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of CFC and CFC Subsidiaries that, as of September 30, 2019, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by CresCom Bank, CFC or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan classified by CFC or any CFC Subsidiary as a “troubled debt restructuring” as defined by GAAP.

                                   (b)               Section 3.26(b) of the CFC Disclosure Schedule identifies each asset of CFC or any CFC Subsidiary that as of September 30, 2019 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement, as well as any assets classified as OREO since September 30, 2019 and any sales of OREO between September 30, 2019 and the date of this Agreement, reflecting any gain or loss with respect to any OREO sold.

                                   (c)               Each outstanding Loan of CFC and CFC Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii)  is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

                                   (d)               All currently outstanding Loans of CFC and CFC Subsidiaries were solicited, originated and currently exist in material compliance with all applicable Laws and the notes or other credit or security documents with respect to each such outstanding Loan are complete and correct. To the Knowledge of CFC, there are no oral modifications or amendments or additional agreements related to the outstanding Loans of CFC and CFC Subsidiaries that are not reflected in the written records of CFC or CFC Subsidiary, as applicable. All such outstanding Loans of CFC and CFC Subsidiaries are owned by CFC or a CFC Subsidiary, as applicable, free and clear of any Liens other than blanket liens on qualifying loans provided to the Federal Reserve Bank of Richmond and the Federal Home Loan Bank of Atlanta. No claims of defense as to the enforcement of any outstanding Loans of CFC and CFC Subsidiaries have been asserted in writing against CFC or any CFC Subsidiary for which there is a reasonable possibility of a material adverse determination, and there are no acts or omissions that would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to any CFC Subsidiary. Other than participation loans purchased by CFC from third parties that are described on Section 3.26(d) of the CFC Disclosure Schedule, no outstanding Loans of CFC and CFC Subsidiaries are presently serviced by third parties and there is no obligation which could result in any outstanding Loans of CFC and CFC Subsidiaries becoming subject to any third-party servicing.

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                                   (e)               There are no outstanding Loans made by CFC or any CFC Subsidiary to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) CFC or any CFC Subsidiary, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

               3.27             Loan Guarantees. All guarantees of indebtedness owed to CFC or any CFC Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

               3.28             Data Security and Customer Privacy. CFC and each CFC Subsidiary are in compliance with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers’ data and the systems operated by CFC and each CFC Subsidiary, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

               3.29             Allowance for Loan and Lease Losses. The allowance for loan and lease losses as reflected in CFC’s consolidated financial statements and the CFC Call Reports as of December 31, 2018 and as of each quarter ended after December 31, 2018 was, in the reasonable opinion of CFC’s management, (a) determined in accordance with GAAP and reasonable and sound banking practices and (b) in conformance with recommendations and comments in reports of examination.

               3.30             Loan Origination and Servicing. In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, CFC and each CFC Subsidiary has complied with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures.

               3.31             Community Reinvestment Act. Neither CFC nor any CFC Subsidiary is a party to any Contract with any individual or group regarding Community Reinvestment Act matters and no facts or circumstances exist that would cause CFC or any CFC Subsidiary: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder.

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               3.32             Investment Securities

                                   (a)               Each of CFC and the CFC Subsidiaries (i) has good title to all securities owned by it, except those securities sold under repurchase agreements securing deposits, borrowings of federal funds or borrowings from the Federal Reserve Banks or the Federal Home Loan Banks or held in any fiduciary or agency capacity, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of CFC or the CFC Subsidiaries, and (ii) such securities are valued on the books of CFC in accordance with GAAP.

                                   (b)               CFC and the CFC Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that are prudent and reasonable in the context of its businesses, and CFC and its Subsidiaries have, since January 1, 2016, been in compliance with such policies, practices and procedures.

               3.33             Securities Laws Matters

                                   (a)               Since January 1, 2016, CFC has filed or furnished all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, but excluding the Joint Proxy Statement/Prospectus and the Form S-4, the “CFC SEC Reports”). Each of the CFC SEC Reports, in each case as of its filing or furnishing date, or, if amended, as finally amended prior to the date of this Agreement (with respect to those CFC SEC Reports filed or furnished prior to the date of this Agreement), has complied as to form with the applicable requirements of the Securities Act and the Exchange Act, and none of the CFC SEC Reports, when filed or furnished or, if amended, as finally amended prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the CFC Subsidiaries are or ever have been required to file periodic reports with the SEC. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the CFC SEC Reports.

                                   (b)               CFC has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and CFC has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. CFC has disclosed, based on its most recent evaluation prior to the date of this Agreement, to CFC’s auditors and the audit committee of the CFC Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CFC’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in CFC’s internal controls over financial reporting. Since January 1, 2015, neither CFC nor any of the CFC Subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of CFC or any CFC Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that CFC or any CFC Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness. Since January 1, 2016, subject to any applicable grace periods, CFC has been and is in compliance with (A) the applicable provisions of the Sarbanes Oxley Act of 2002 and (B) the applicable listing and corporate governance rules and regulations of NASDAQ.

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               3.34             Joint Ventures; Strategic Alliances. Neither CFC nor any CFC Subsidiary is, directly or indirectly, a party to or bound by any material joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

               3.35             Stockholder Rights Plan. CFC does not have in effect any stockholder rights plan, “poison pill,” or similar plan or arrangement.

               3.36             Absence of Undisclosed Liabilities. There exist no Liabilities of CFC or any CFC Subsidiary of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, other than (a) Liabilities that are adequately reflected, reserved for or disclosed in the CFC Financial Statements or (b) Liabilities under executory contracts to which CFC or a CFC Subsidiary is a party or otherwise incurred in the ordinary course of business of CFC or a CFC Subsidiary.

               3.37             No Other Representations and Warranties. Except for the express representations and warranties made by CFC and the CFC Subsidiaries in this Article III, neither CFC nor any other Person makes or has made any representation or warranty with respect to CFC or the CFC Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Buyer or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing. CFC has not relied on any representations or warranties relating to Buyer or any Buyer Subsidiary in determining to enter into this Agreement, except for those expressly made by Buyer in Article IV.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

               Subject to Section 10.2(a) and Section 10.2(b) of this Agreement and except as Previously Disclosed, Buyer represents and warrants to CFC that:

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               4.1               Authorization, No Conflicts, Etc.

                                   (a)               Buyer has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to receipt of the Buyer Stockholder Approval, to consummate the transactions contemplated by this Agreement. This Agreement has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly authorized, by the Buyer Board. The Buyer Board has (i) determined that the terms of this Agreement are fair to and in the best interests of Buyer and the Buyer Stockholders, and (ii) adopted this Agreement and authorized the transactions contemplated by this Agreement and resolved to make the Buyer Board Recommendation to the Buyer Stockholders. Except for the Buyer Stockholder Approval, no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly executed and delivered by, and (assuming due authorization, execution and delivery by CFC) constitutes valid and binding obligations of, Buyer and is enforceable against Buyer in accordance with its terms, except to the extent that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                                   (b)               The execution, delivery, and performance of this Agreement by Buyer, the issuance of shares of Buyer Common Stock constituting the Merger Consideration, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (i) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Buyer or any Subsidiary of Buyer (each a “Buyer Subsidiary” and collectively, the “Buyer Subsidiaries”); or (ii) any Law or Order applicable to Buyer or any Buyer Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 4.1(d).

                                   (c)               The execution, delivery, and performance of this Agreement by Buyer, the issuance of shares of Buyer Common Stock constituting the Merger Consideration, and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other Regulatory Agreement or commitment with or from a Governmental Entity to which Buyer or any Buyer Subsidiary is a party or subject, or by which Buyer or any Buyer Subsidiary is bound or affected.

                                   (d)               No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Agreement by Buyer other than in connection or compliance with the provisions of the WVBCA, compliance with federal and state securities laws, and the notices, consents, authorizations, approvals, or exemptions required under the BHC Act and the Code of Virginia. Buyer has no Knowledge of any reason why the Regulatory Approvals referred to in this Section 4.1(d) cannot be obtained or why the regulatory approval process would be materially impeded.

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               4.2               Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of West Virginia. Buyer has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted. Buyer is a financial holding company duly registered as such with the Federal Reserve Board under the BHC Act. Buyer is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

               4.3               Subsidiaries

                                   (a)               Buyer or a Buyer Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Buyer Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar Contract pertaining to the capital stock or other equity interests of any Buyer Subsidiary.

                                   (b)               Each of the Buyer Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization; (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified; and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

                                   (c)               The deposits of Buyer Bank are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Buyer, threatened. Buyer and each Buyer Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Buyer or each Buyer Subsidiary.

               4.4               Capital Stock

                                   (a)               The authorized capital stock of Buyer consists of: (i) 200,000,000 shares of Buyer Common Stock, of which, as of the Capitalization Date, 101,531,328 shares were issued and outstanding; and (ii) 50,000,000 shares of preferred stock, $1.00 par value per share, none of which were issued and outstanding as of the Capitalization Date. Except for the Buyer Stock Awards, as of the date of this Agreement, there is no security or class of securities outstanding that represents, is convertible into, or is exercisable for capital stock of Buyer.

                                   (b)               Section 4.4(b) of the Buyer Disclosure Schedule sets forth, as of the date of this Agreement, the number of shares of Buyer Common Stock that are authorized and reserved for issuance under each plan sponsored by Buyer under which stock-based awards are granted, and the award agreements thereunder (collectively, the “Buyer Stock Plans”), and the number of shares of Buyer Common Stock that are subject to outstanding Buyer Stock Awards issued under a Buyer Stock Plan. All Buyer Stock Awards have been awarded under a Buyer Stock Plan, and, as of the date of this Agreement, there are no other compensatory awards outstanding pursuant to which Buyer Common Stock has been issued or is issuable, or that relate to or are determined by reference to the value of Buyer Common Stock. All outstanding shares of Buyer Common Stock, and all Buyer Common Stock reserved for issuance under the Buyer Stock Plans when issued in accordance with the respective terms of the Buyer Stock Plans, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

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                                   (c)               Other than the issued and outstanding shares of Buyer Common Stock described in Section 4.4(a), neither Buyer nor any Buyer Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger, this Agreement, or the issuance of Buyer Common Stock that constitutes the Merger Consideration, or that entitle the holder or holders to consent to, or withhold consent on, the Merger, this Agreement or the issuance of Buyer Common Stock that constitutes the Merger Consideration.

               4.5               Financial Statements

                                   (a)               The consolidated financial statements of Buyer as of and for each of the three years ended December 31, 2018, 2017, and 2016, as reported on by Buyer’s independent accountants, and the unaudited consolidated financial statements of Buyer as of and for the first three quarters of 2019, including all schedules and notes relating to such statements, as previously delivered to CFC (collectively, “Buyer Financial Statements”), fairly present, and the unaudited consolidated financial statements of Buyer as of and for each quarter ending after the date of this Agreement until the Effective Time, including all schedules and notes relating to such statements, will fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Buyer as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer) and the absence of notes (that, if presented, would not differ materially from those included in Buyer Financial Statements). No financial statements of any entity or enterprise other than the Buyer Subsidiaries are required by GAAP to be included in the consolidated financial statements of Buyer.

                                   (b)               The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete when filed:

                                       (i)               The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Buyer Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016 and as of and for each of the first three quarters of 2019 as filed with the FFIEC; and

                                       (ii)               The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) (including any amendments) for Buyer as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016, and as of and for the first three quarters of 2019 as filed with the Federal Reserve Board. All of such reports required to be filed prior to the Effective Time by Buyer or any Buyer Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete when filed. All of the reports identified in this Section 4.5(b) are collectively referred to as the “Buyer Call Reports.”

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               4.6               Absence of Certain Changes or Events. Since September 30, 2019, Buyer and the Buyer Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice.

               4.7               Legal Proceedings. There is no Action pending or, to the Knowledge of Buyer, threatened against Buyer or any of the Buyer Subsidiaries that as of the date of this Agreement, challenges or seeks to enjoin, alter, prevent or materially delay the Merger. There is no unsatisfied judgment, penalty or award against Buyer or any of the Buyer Subsidiaries. Neither Buyer nor any of the Buyer Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity.

               4.8               Regulatory Filings. In the last three years:

                                   (a)               Buyer and each Buyer Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

                                   (b)               All such filings, as of their respective filing dates, complied with all Laws, forms, and guidelines applicable to such filings.

               4.9               Conduct of Business. Buyer and each Buyer Subsidiary has conducted its business and used its properties in compliance with all applicable Laws, including without limitation applicable federal and state Laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws.

               4.10             Transaction Documents. None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in any Transaction Document will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Form S-4 and the Joint Proxy Statement/Prospectus), at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Form S-4, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Joint Proxy Statement/Prospectus, at the date it is first mailed to the Buyer Stockholders and the CFC Stockholders and at the time of the Buyer Stockholder Meeting and the CFC Stockholder Meeting. The Joint Proxy Statement/Prospectus (other than those portions relating solely to the CFC Stockholder Meeting) will, at the time the Joint Proxy Statement/Prospectus is filed with the SEC, at any time it is amended or supplemented, at the date it is first mailed to the Buyer Stockholders and the CFC Stockholders and at the time of the Buyer Stockholder Meeting and the CFC Stockholder Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of CFC for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

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               4.11             Agreements with Bank Regulators. Neither Buyer nor any Buyer Subsidiary is a party to any Regulatory Agreement, nor has Buyer nor any Buyer Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement. Neither Buyer nor any Buyer Subsidiary is required by Section 32 of the Federal Deposit Insurance Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

               4.12             Tax Matters

                                   (a)               All Tax Returns required by applicable Law to have been filed by Buyer and each Buyer Subsidiary since January 1, 2015 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes. Since January 1, 2015, Buyer and each Buyer Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. Since January 1, 2015, all Taxes that are due and payable by Buyer and each Buyer Subsidiary have been paid.

                                   (b)               There is no audit or other proceeding pending against or with respect to Buyer or any Buyer Subsidiary with respect to any amount of Tax. There are no Liens on any of the assets of Buyer or any of the Buyer Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

                                   (c)               Neither Buyer nor any Buyer Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

                                   (d)               Except as required by Law, neither Buyer nor any Buyer Subsidiary is a party to any Tax allocation or sharing agreement.

                                   (e)               Neither Buyer nor any Buyer Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Buyer and one or more Buyer Subsidiaries are the only members). Neither Buyer nor any Buyer Subsidiary is a general partner in any partnership that is material to its business operations.

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                                   (f)               Within the past three years, neither Buyer nor any Buyer Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

                                   (g)               Neither Buyer nor any Buyer Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).

                                   (h)               Neither Buyer nor any Buyer Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

                                   (i)               There has been no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Buyer or any Buyer Subsidiary as employee compensation, whether under any Contract, plan, program or arrangement, understanding or otherwise.

               4.13             Properties

                                   (a)               Buyer and each Buyer Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which Buyer or any of the Buyer Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens. Buyer and each Buyer Subsidiary has complied with the terms of all leases to which it is a party. All leases to which Buyer or any Buyer Subsidiary is a party and under which it is in possession of any personal or real property are valid and binding contracts and are in full force and effect, and neither Buyer nor any Buyer Subsidiary has received any written notice alleging violation, breach, or default of such lease. Buyer and each Buyer Subsidiary is in possession of the properties or assets purported to be leased under all its material leases (except where Buyer or a Buyer Subsidiary is the lessor). The tangible personal and real property and assets of Buyer and all Buyer Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted, and, subject to maintenance and repair in the ordinary course consistent with past practice, are adequate for the uses to which they are being put.

                                   (b)               With respect to real property owned by Buyer or any Buyer Subsidiary, none of Buyer nor any Buyer Subsidiary (i) has received written notice of any pending, and to the Knowledge of Buyer, there is no threatened, condemnation proceeding against any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law.

                                   (c)               With respect to real property leased, subleased or licensed by Buyer or any Buyer Subsidiary, none of Buyer nor any Buyer Subsidiary (i) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of Buyer or (ii) (A) has received written notice of any pending. and to the Knowledge of Buyer, there is no threatened, condemnation proceeding with respect to any of such real property or (B) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law.

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                                   (d)               No lease or license pursuant to which Buyer or any Buyer Subsidiary, as lessor, lessee, licensor or licensee, has possession of, or leases or licenses to others, any real or personal property, excluding any personal property lease with payments of less than $1,000,000 per year, contains any provision, including any prohibition against assignment by Buyer or any Buyer Subsidiary, by operation of Law or otherwise, that would require any third party consent or approval for, or that would materially interfere with, the possession, use or rights with respect to the property by the Surviving Corporation or its Subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger.

               4.14             Intellectual Property. Buyer and the Buyer Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 4.14. No Actions, suits or other proceedings are pending or, to the Knowledge of Buyer, threatened that Buyer or any of the Buyer Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Buyer, no Person is infringing, misappropriating or otherwise violating the rights of Buyer or any of the Buyer Subsidiaries with respect to any Intellectual Property owned or purported to be owned by Buyer or any of the Buyer Subsidiaries (collectively the “Buyer-Owned Intellectual Property”). To the Knowledge of Buyer: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of Buyer or any of the Buyer Subsidiaries with respect to the validity or enforceability of the Buyer-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person; and (b) the consummation of the transactions contemplated by this Agreement will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Buyer-Owned Intellectual Property or Intellectual Property licensed to Buyer or any Buyer Subsidiary.

               4.15             Required Licenses, Permits, Etc. Buyer and each Buyer Subsidiary hold all Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business as presently conducted. All such Permits and rights are in full force and effect. Each Buyer Subsidiary, as applicable, is an approved seller-servicer for each mortgage investor with whom it conducts business, and holds all Permits, authorizations, and approvals necessary to carry on a mortgage banking business.

               4.16             Material Contracts and Change of Control

                                   (a)               (i) all Contracts to which Buyer or any Buyer Subsidiary is a party are in full force and effect, (ii) neither Buyer nor any of the Buyer Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Contract to which Buyer or a Buyer Subsidiary is a party, (iii) to the Knowledge of Buyer, no other party to any Contract is in breach of or in default in any respect thereunder, and (iv) neither Buyer nor any Buyer Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any such Contract.

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                                   (b)               There is no Contract to which Buyer or any Buyer Subsidiary is a party under which (i) a consent or approval is required, (ii) a prohibited assignment by operation of Law could occur, (iii) a waiver or loss of any right could occur, or (iv) an acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, where any such occurrence would reasonably be expected to materially interfere with the ordinary course of business conducted by Buyer, any Buyer Subsidiary or the Surviving Corporation.

               4.17             Labor and Employment Matters. Buyer and all of the Buyer Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, workers’ compensation, the identification of particular employees or job classifications as “exempt” or “non-exempt” for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants.

               4.18             Employee Benefits

                                   (a)               Buyer has Previously Disclosed true and complete copies of all material Buyer Benefit Plans. Each Buyer Benefit Plan is in material compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws.

                                   (b)               Each Buyer Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification.

                                   (c)               All contributions, payments or premiums required to be made with respect to any Buyer Benefit Plan by Buyer on or before the date of this Agreement have been timely made, and all benefits accrued under any unfunded Buyer Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Buyer and the Buyer Subsidiaries have performed all obligations required to be performed under all Buyer Benefit Plans with respect to which Buyer or any ERISA Affiliate of Buyer has an obligation to contribute.

                                   (d)               Neither Buyer nor any ERISA Affiliate of Buyer (or, to Buyer’s Knowledge, their respective predecessors) participates in nor has ever participated in any Multiemployer Plan, and neither Buyer nor any ERISA Affiliate of Buyer (or, to Buyer’s Knowledge, their respective predecessors) maintains or contributes to, or is party to, and, except as disclosed on Section 4.18 of Buyer’s Disclosure Schedule, at no time maintained, contributed to, or was a party to, any plan, program, agreement or policy that (i) is a “defined benefit plan” within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA, (ii) is a “multiple employer plan” as defined in ERISA or the Code (whether or not subject thereto), (iii) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of ERISA, (iv) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (v) is primarily for the benefit of employees who reside outside of the United States. No Liability under Title IV of ERISA has been or is expected to be incurred by Buyer or any Buyer Subsidiary with respect to any applicable Buyer Benefit Plan except the frozen defined benefit plan disclosed on Section 4.18 of Buyer’s Disclosure Schedule. Except as may arise in connection with the transactions contemplated by this Agreement, there has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived in relation to any applicable Buyer Benefit Plan. In relation to each applicable Buyer Benefit Plan, (A) all contributions required to be made under one or both of Section 412 and 430 of the Code have been timely made, (B) there has been no application for any waiver of the minimum funding premium standards imposed by Section 412 of the Code, and such minimum funding standards have been met to date, and (C) there is no “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA.

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                                   (e)               Except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither Buyer nor any Buyer Subsidiary provides health or welfare benefits for any retired or former employee following such employee’s retirement or other termination of service.

                                   (f)               The execution, delivery of, and performance by Buyer of its obligations under the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) will not (i) result in any payment (whether of severance pay or otherwise, except as set forth in this Agreement respecting severance pay to continuing employees of CFC or any CFC Subsidiary), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Buyer or any of the Buyer Subsidiaries; (ii) result in the triggering or imposition of any restrictions or limitations on the right of Buyer or any of the Buyer Subsidiaries to amend or terminate any Buyer Benefit Plan; or (iii) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code that would result in a deduction disallowance under Code Section 280G(a) on the part of Buyer or any Buyer Subsidiary.

                                   (g)               Buyer and the Buyer Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Buyer Benefit Plan, without the consent of any employee, beneficiary, or other Person, prospectively terminate, modify, or amend any such Buyer Benefit Plan effective as of any date on or after the date of this Agreement.

                                   (h)               With respect to each Buyer Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code), (i) such plan has been operated and administered in compliance with Section 409A of the Code or (ii) any payments under such plan have been earned and vested on or prior to December 31, 2004, and such plans have not been materially modified other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither Buyer nor any of the Buyer Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

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                                   (i)               There is no pending or, to the Knowledge of Buyer, threatened Action with respect to any Buyer Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

                                   (j)               No stock options, stock appreciation rights or other grants of stock-based awards by Buyer or any Buyer Subsidiaries were backdated, spring-loaded, or granted at less than fair market value.

               4.19             Environmental Matters. (i) Buyer and each of the Buyer Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws; (ii) Buyer and each of the Buyer Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits; (iii) there are no Environmental Claims pending or, to the Knowledge of Buyer, threatened against Buyer or any of the Buyer Subsidiaries, and there are no facts or circumstances that could reasonably be expected to form the basis for any Environmental Claim against Buyer or any of the Buyer Subsidiaries; (iv) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Buyer Site and no Hazardous Materials are present in, on, about or migrating to or from any Buyer Site in quantities or concentrations or under circumstances that could give rise to an Environmental Claim against Buyer or any of the Buyer Subsidiaries; (v) neither Buyer nor any of the Buyer Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (vi) neither Buyer nor any of the Buyer Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws; and (vii) neither Buyer nor any of the Buyer Subsidiaries, any predecessors of Buyer or any of the Buyer Subsidiaries, nor any entity previously owned by Buyer or any of the Buyer Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Buyer or any of the Buyer Subsidiaries.

               4.20             Investment Bankers and Brokers. Buyer has employed Sandler O’Neill & Partners, L.P. (the “Buyer Investment Bankers”) in connection with the Merger. Buyer, the Buyer Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than the Buyer Investment Bankers in connection with this Agreement or the Merger. Other than the fees and expenses payable by Buyer to the Buyer Investment Bankers in connection with the Merger, as described in Section 4.20 of the Buyer Disclosure Schedule, there is no investment banking fee, financial advisory fee, brokerage fee, finder’s fee, commission, or compensation of a similar type payable by Buyer or any Buyer Subsidiary to any Person with respect to the Agreement or the consummation of the Merger. Buyer has provided to CFC true and complete copies of each agreement, arrangement, and understanding between Buyer and the Buyer Investment Bankers prior to the date of this Agreement.

               4.21             Insurance. Buyer and the Buyer Subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry.

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               4.22             Books and Records. The books of account, minute books, stock record books, and other records of Buyer are complete and correct, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Buyer and the Buyer Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their stockholders, boards, and committees. Since January 1, 2016, the minutes of each meeting (or corporate action without a meeting) of any such stockholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2016, have been made available for CFC’s review prior to the date of this Agreement without material omission or redaction (other than with respect to the minutes relating to (a) the Merger or recent and similarly proposed transactions or (b) matters which Buyer is prohibited from disclosing pursuant to applicable Law).

               4.23             Data Security and Customer Privacy. Buyer and each Buyer Subsidiary are in compliance with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers’ data and the systems operated by Buyer and each Buyer Subsidiary, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

               4.24             Allowance for Loan and Lease Losses. The allowance for loan and lease losses as reflected in Buyer’s consolidated financial statements and the Buyer Call Reports as of December 31, 2018 and as of each quarter ended after December 31, 2018 was, in the reasonable opinion of Buyer’s management, (a) consistent with GAAP and reasonable and sound banking practices and (b) in conformance with recommendations and comments in reports of examination.

               4.25             Loans and Investments. All investments and all Loans of Buyer and each Buyer Subsidiary are: (a) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (b) legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other laws affecting the rights of creditors generally or by the exercise of judicial discretion; (c) authorized under all applicable Laws; and (d) to the extent secured, secured by valid Liens which have been perfected.

               4.26             Loan Origination and Servicing. In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Buyer and each Buyer Subsidiary has complied with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures.

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               4.27             Securities Laws Matters

                                   (a)               Since January 1, 2016, Buyer has filed or furnished all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, but excluding the Joint Proxy Statement/Prospectus and the Form S-4, the “Buyer SEC Reports”). Each of the Buyer SEC Reports, in each case as of its filing or furnishing date, or, if amended, as finally amended prior to the date of this Agreement (with respect to those Buyer SEC Reports filed or furnished prior to the date of this Agreement), has complied as to form with the applicable requirements of the Securities Act and the Exchange Act, and none of the Buyer SEC Reports, when filed or furnished or, if amended, as finally amended prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Buyer Subsidiaries are or ever have been required to file periodic reports with the SEC. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Buyer SEC Reports.

                                   (b)               Buyer has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and Buyer has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Buyer has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Buyer’s auditors and the audit committee of the Buyer Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting. Since January 1, 2016, neither Buyer nor any of the Buyer Subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any Buyer Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Buyer or any Buyer Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness. Since January 1, 2016, subject to any applicable grace periods, Buyer has been and is in compliance with (A) the applicable provisions of the Sarbanes Oxley Act of 2002 and (B) the applicable listing and corporate governance rules and regulations of NASDAQ, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

               4.28             Joint Ventures; Strategic Alliances. Neither Buyer nor any Buyer Subsidiary is, directly or indirectly, a party to or bound by any material joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

               4.29             Stockholder Rights Plan. Buyer does not have in effect any Stockholder rights plan, “poison pill,” or similar plan or arrangement. Buyer is not an “Interested stockholder” of CFC as defined in Section 203 of the DGCL.

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               4.30             Fairness Opinion. Buyer Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of the Buyer Investment Bankers, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair to Buyer from a financial point of view. Such opinion has not been rescinded as of the date of this Agreement.

               4.31            Absence of Undisclosed Liabilities. There exist no Liabilities of Buyer or any Buyer Subsidiary of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, other than (a) Liabilities that are adequately reflected, reserved for or disclosed in the Buyer Financial Statements or (b) Liabilities under executory contracts to which Buyer or a Buyer Subsidiary is a party or otherwise incurred in the ordinary course of business of Buyer or a Buyer Subsidiary.

               4.32             No Other Representations and Warranties. Except for the express representations and warranties made by Buyer and the Buyer Subsidiaries in this Article IV, neither Buyer nor any other Person makes or has made any representation or warranty with respect to Buyer or the Buyer Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to CFC or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing. Buyer has not relied on any representations or warranties relating to CFC or any CFC Subsidiary in determining to enter into this Agreement, except for those expressly made by CFC in Article III.

Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS

               5.1               Conduct of Business Before the Effective Time. Except as expressly contemplated by or permitted by this Agreement or required by applicable Law or with the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement until the earlier of the Effective Time and the date of termination of this Agreement in accordance with Article VIII, each Party shall, and shall cause each of its Subsidiaries, as applicable, to:

                                   (a)               conduct its business in the ordinary course consistent with past practice and comply with applicable Laws; and

                                   (b)               use reasonable best efforts to (i) maintain and preserve intact its business organization and advantageous business relationships, and (ii) retain the services of its key officers and key employees.

               5.2               CFC Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date of termination of this Agreement in accordance with Article VIII, except as expressly contemplated or permitted by this Agreement, or as set forth on the correspondingly labeled section of the CFC Disclosure Schedule or required by applicable Law (provided that notice of such action that is required by applicable Law is promptly given to Buyer), CFC shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed):

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                                   (a)               other than in the ordinary course consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of, or make any loan or advance or capital contribution to, or investment in, any other Person (it being understood and agreed that incurrence of indebtedness in the ordinary course consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, and entry into repurchase agreements);

                                   (b)               adjust, split, combine or reclassify any of its capital stock;

                                   (c)               make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase, or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the CFC Subsidiaries to CFC or to any of its wholly-owned Subsidiaries, (ii) regular quarterly dividends on CFC Common Stock as set forth in Section 5.2(c) of the CFC Disclosure Schedule, (iii) the repurchase of shares of its capital stock pursuant to the terms and conditions of CFC’s current Rule 10b5-1 Share Repurchase Plan, and (iv) the acceptance of shares of CFC Common Stock in payment of the exercise price for the CFC Options or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of CFC Common Stock granted under CFC Stock Plans, in each case in accordance with past practice and the terms of the respective award agreement or the applicable CFC Stock Plans, if applicable);

                                   (d)               except in the ordinary course of business consistent with past practice as reflected on Section 5.2(d) of the CFC Disclosure Schedule, and in accordance with the terms of any CFC Stock Plan, grant any Person any right to acquire any shares of CFC Common Stock;

                                   (e)               issue any additional shares of CFC Common Stock or other securities except pursuant to the settlement of the CFC Options or other equity-based awards previously granted under the CFC Stock Plans;

                                   (f)                amend any existing employment, consulting, severance, termination or change in control agreements or enter into any new employment, consulting, severance, termination or change in control agreements;

                                   (g)               except as required by applicable Law or in accordance with the terms of any CFC Benefit Plan as in effect on the date of this Agreement, and except for normal increases made in the ordinary course consistent with past practice as reflected on Section 5.2(g) of the CFC Disclosure Schedule, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, or pay cash bonuses (other than in the ordinary course of business consistent with past practice) to, any current, former, or retired employee or director of CFC or any of its Subsidiaries or ERISA Affiliates; (ii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment, or agreement, or amend, modify, change, or terminate, or accelerate any rights under, any CFC Benefit Plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, or phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any CFC Benefit Plan; (v) amend, alter, or modify any stock option or other equity-based right to purchase any shares of CFC Common Stock or other equity interests in CFC or any securities exchangeable for or convertible into CFC Common Stock outstanding on the date hereof, except as otherwise permitted in this Agreement; (vi) enter into any Collective Bargaining Agreement; (vii) enter into, amend, modify, alter, terminate, or change any third-party vendor or service agreement related to any CFC Benefit Plan; or (viii) grant any severance or termination pay unless provided under any CFC Benefit Plan;

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                                   (h)               sell, transfer, mortgage, encumber, or otherwise dispose of its properties or assets that are in excess of $1,000,000 based on a GAAP value to any Person other than a CFC Subsidiary, or cancel, release, or assign any material amount of indebtedness to any such Person or any claims held by any such Person, in each case other than in the ordinary course consistent with past practice or pursuant to contracts in force at the date of this Agreement; provided, further, that the foregoing shall not apply to (1) dealings with Loans, financial assets or investment securities or (2) sales of loan participations nor prohibit CFC and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course consistent with past practice;

                                   (i)                except with respect to consummation of the pending merger with Carolina Trust, acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, and other banking, operating, and servicing policies, except as required by applicable Law, regulation, recommendation of or policies imposed by any Governmental Entity;

                                   (j)                make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person outside of the ordinary course consistent with past practice;

                                   (k)               take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying for the Intended Tax Treatment;

                                   (l)                amend the CFC Certificate or CFC Bylaws, or otherwise take any action to exempt any Person (other than Buyer or its Subsidiaries) or any action taken by any Person from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend, or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

                                   (m)              other than after prior consultation with Buyer, materially change or restructure its investment securities portfolio or its gap position, through purchases, sales, or otherwise, or the manner in which the portfolio is classified or reported;

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                                   (n)               other than commencement or settlement of foreclosure or debt collection actions in the ordinary course consistent with past practice, commence or settle any claim, action, or proceeding (i) in connection with a collections matter where the amount in dispute is in excess of $1,000,000, (ii) in connection with any matter other than a collections matter where the amount in dispute is in excess of $500,000, or (iii) which subjects CFC or any of its Subsidiaries to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Corporation or the Surviving Bank);

                                   (o)               take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

                                   (p)               implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, change any tax accounting period, or surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to CFC or its Subsidiaries and involving in excess of $1,000,000, in each case other than as may be required by applicable Law, GAAP, or regulatory guidelines;

                                   (q)               file or amend any Tax Return other than in the ordinary course consistent with past practice, make any significant change in any method of Tax or accounting (other than as may be required by applicable Law, GAAP or regulatory guidelines), make or change any Tax election, or settle or compromise any disputed Tax liability in excess of $1,000,000;

                                   (r)               extend the term of any CFC Material Contract (except for Loans or the extension of any such term for one year or less due to the automatic renewal of such term in accordance with the terms of the CFC Material Contract), and except for transactions in the ordinary course consistent with past practice, terminate or waive any material provision of any CFC Material Contract;

                                   (s)               enter into or amend any Contract or other transaction with any CFC-Related Person, except as contemplated or permitted by this Agreement;

                                   (t)               take any action to enter into, or commit to enter into, any Contract for trust, consulting, professional, or other services to CFC or any CFC Subsidiary that is not terminable by CFC or such CFC Subsidiary without penalty upon 30 days’ or less notice, except for contracts for services under which the aggregate required payments do not exceed $500,000, and except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to this Agreement or the transactions contemplated hereby;

                                   (u)               take any action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any Person to jointly develop, market, or offer any product or service;

                                   (v)               fail to promptly notify Buyer of the threat (to the Knowledge of CFC) or the commencement of any material Action against, relating to, or affecting (i) CFC or any CFC Subsidiary, (ii) CFC’s or any CFC Subsidiary’s directors, officers or employees in their capacities as such, (iii) CFC’s or any CFC Subsidiary’s assets, liabilities, businesses or operations, or (iv) the Merger or this Agreement;

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                                   (w)              except for transactions made in the ordinary course consistent with past practice, make or permit any CFC Subsidiary to make any material capital expenditures unless required by Law or Governmental Entities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

                                   (x)               take any action that would materially impede or materially delay the completion of the transactions contemplated by this Agreement or the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby;

                                   (y)               enter into any Contract that (i) is outside the ordinary course consistent with past practice and (ii) would constitute a CFC Material Contract;

                                   (z)               except for transactions in the ordinary course consistent with past practice, enter into any Derivative Transaction; or

                                   (aa)             agree or commit to do any of the foregoing.

               5.3               Buyer Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date of termination of this Agreement in accordance with Article VIII, except as expressly contemplated or permitted by this Agreement, or as set forth on the correspondingly labeled section of the Buyer Disclosure Schedule or required by applicable Law (provided that notice of such action that is required by applicable Law is promptly given to CFC), Buyer shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of CFC (which consent shall not be unreasonably withheld, conditioned, or delayed):

                                   (a)               other than in the ordinary course consistent with past practice, incur any indebtedness for borrowed money that would reasonably be expected to prevent Buyer or its Subsidiaries from assuming CFC’s or its Subsidiaries’ outstanding indebtedness;

                                   (b)               adjust, split, combine or reclassify any of its capital stock;

                                   (c)               make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase, or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the Buyer Subsidiaries to Buyer or to any of its wholly-owned Subsidiaries, (ii) regular quarterly dividends on Buyer Common Stock as set forth in Section 5.3(c) of the Buyer Disclosure Schedule, and (iii) the repurchase of shares of United Common Stock pursuant to the terms and conditions of the United Stock Repurchase Program, and (iv) the acceptance of shares of Buyer Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of Buyer Common Stock granted under Buyer Stock Plans, in each case in accordance with past practice and the terms of the applicable Buyer Stock Plans and related award agreements);

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                                   (d)               take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying for the Intended Tax Treatment;

                                   (e)               amend the Buyer Articles of Incorporation or Buyer Bylaws in a manner that would materially and adversely affect the holders of the CFC Common Stock, or adversely affect the holders of the CFC Common Stock relative to other holders of Buyer Common Stock;

                                   (f)               take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

                                   (g)               fail to promptly notify CFC of the threat (to the Knowledge of Buyer) the commencement of any material Action against, relating to, or affecting (i) Buyer or any Buyer Subsidiary, (ii) Buyer’s or any Buyer Subsidiary’s directors, officers or employees in their capacities as such, (iii) Buyer’s or any Buyer Subsidiary’s assets, liabilities, businesses or operations, or (iv) the Merger or this Agreement;

                                   (h)               take any action that would materially impede or materially delay the completion of the transactions contemplated by this Agreement or the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby; or

                                   (i)                agree or commit to do any of the foregoing.

Article VI
ADDITIONAL AGREEMENTS

               6.1               Regulatory Matters.

                                   (a)               The Parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities (collectively, the “Regulatory Approvals”). As soon as practicable after the date of this Agreement (but in no event more than 75 days after the date hereof), Buyer shall prepare and file with the Federal Reserve Board and each other Governmental Entity having jurisdiction all applications and documents required to obtain the Regulatory Approvals (excluding the Regulatory Approvals applicable solely to the Bank Merger), and shall use its reasonable best efforts to obtain each necessary approval of or consent to consummate the Merger. Buyer shall provide CFC with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as CFC may reasonably request. Buyer shall provide CFC with copies of all material correspondence received from such Governmental Entities and all material responsive correspondence sent thereto. Buyer and CFC shall have the right to review in advance, and each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all other information relating to Buyer or CFC, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. Each Party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other Party and its counsel the opportunity to attend and participate in such meetings and conferences. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals, and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Buyer, CFC, or any of their respective Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals, and authorizations of third parties or Governmental Entities, that the Buyer Board reasonably determines in good faith would have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries (taken as a whole) after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

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                                   (b)               Each of Buyer and CFC shall, upon request, furnish to the other all information concerning itself and its Subsidiaries, directors, officers, and stockholders, and such other matters as may be reasonably necessary or advisable in connection with the applications necessary to obtain the Regulatory Approvals, the Joint Proxy Statement/Prospectus, the Form S-4, or any other statement, filing, notice, or application made by or on behalf of Buyer, CFC, or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

                                   (c)               Each of Buyer and CFC shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, that causes such Party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or subject to a Materially Burdensome Regulatory Condition.

                                   (d)               Nothing contained in this Agreement shall give Buyer or CFC, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time. Prior to the Effective Time, subject to Article V, as applicable, Buyer and CFC each shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective business operations.

                                   (e)               From the date of this Agreement until the Effective Time, each Party shall promptly notify the other Party in writing of any pending or, to the Knowledge of either Party (as the case may be), threatened Action or Order by any Governmental Entity or any other Person (a) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Agreement or (b) seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement. If any Action or Order is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement as violative of any Law, each Party shall, and shall cause their respective Representatives to, cooperate and use reasonable best efforts to contest and resist, except insofar as the Parties may otherwise agree, any such Action or Order, including any Action or Order that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or the other transactions contemplated by this Agreement.

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               6.2               Access to Information; Confidentiality.

                                   (a)               Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each Party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents, and other Representatives of the other Party reasonable access, during normal business hours throughout the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such Party shall, and shall cause its Subsidiaries to, make available to the other Party (i) a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such Party is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties, and personnel as the other Party may reasonably request. Neither Party, nor any of its Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty, or binding agreement entered into before the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                                   (b)               Each Party shall, and shall cause its respective agents and Representatives to, maintain in confidence all information received from the other Party (other than disclosure to that Party’s agents and Representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger pursuant to the provisions of the Confidentiality Agreement and use such information solely to evaluate the Merger; provided that, the disclosure of such information shall be permitted if (i) the receiving Party has determined in good faith that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving Party shall advise the other Party before making the disclosure) or (ii) the receiving Party has determined in good faith that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading requirement concerning its publicly traded securities (in which case the receiving Party shall advise the other Party before making the disclosure).

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                                   (c)               No investigation by a Party or its agents or Representatives shall affect or be deemed to modify or waive the representations and warranties of the other Party set forth in this Agreement. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

               6.3               Preparation of the Joint Proxy Statement/Prospectus and Registration Statement; Stockholders’ Meetings

                                   (a)               As promptly as practicable, but in no event more than 75 days following the date of this Agreement, Buyer and CFC shall use reasonable best efforts to: (i) jointly prepare and cause to be filed with the SEC a joint proxy statement/prospectus to be sent to the Buyer Stockholders and the CFC Stockholders relating to the Buyer Stockholder Meeting and the CFC Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) and (ii) jointly prepare, and Buyer shall cause to be filed with the SEC a registration statement on Form S-4 (together with any amendments or supplements thereto, the “Form S-4”), in which the Joint Proxy Statement/Prospectus will be included, and Buyer and CFC shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and use all reasonable best efforts to keep the Form S-4 effective as long as reasonably necessary to consummate the Merger. Prior to the filing of the Joint Proxy Statement/Prospectus or the Form S-4, each of Buyer and CFC shall consult with the other Party with respect to such filings and shall afford the other Party and its Representatives reasonable opportunity to comment thereon. Each of Buyer and CFC shall furnish all information concerning itself and its Affiliates to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing, and distribution of the Joint Proxy Statement/Prospectus and the Form S-4, and the Joint Proxy Statement/Prospectus and the Form S-4 shall include all information reasonably requested by each Party to be included. Each of CFC and Buyer agrees, as to itself and its Subsidiaries and Affiliates, as applicable, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the CFC Stockholder Meeting and the Buyer Stockholder Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement/Prospectus or any amendment or supplement thereto. Each of CFC and Buyer further agrees that if it shall become aware prior to the date of the CFC Stockholder Meeting or Buyer Stockholder Meeting, as the case may be, of any information furnished by it that would cause any of the statements in the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement/Prospectus.

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                                   (b)               Each of CFC and Buyer shall promptly provide to the other copies of all correspondence between it or its Representatives, on the one hand, and the SEC, on the other hand, related to the Joint Proxy Statement/Prospectus or the Form S-4. Each of CFC and Buyer shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus or the Form S-4 and shall provide the other with copies of all such SEC comments or requests. Each of CFC and Buyer shall use its reasonable best efforts to respond as promptly as practicable to and resolve any comments from the SEC with respect to the Joint Proxy Statement/Prospectus or the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of CFC and Buyer (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of CFC and Buyer shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the registration or qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of CFC and Buyer shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

                                   (c)               CFC shall, as soon as practicable following the effective date of the Form S-4, duly call, give proper notice of, convene, and hold a meeting of the CFC Stockholders (the “CFC Stockholder Meeting”) for the purpose of (i) obtaining the approval of this Agreement by the holders of a majority of the outstanding shares of CFC Common Stock entitled to vote thereon (the “CFC Stockholder Approval”); and (ii) submitting a proposal to the CFC Stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to CFC’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement. CFC shall use reasonable best efforts to (A) cause the Joint Proxy Statement/Prospectus to be mailed to the CFC Stockholders and to hold the CFC Stockholder Meeting as promptly as practicable after the Form S-4 is declared effective under the Securities Act and (B) except if the CFC Board shall have made a CFC Adverse Recommendation Change as permitted by Section 6.9, solicit the CFC Stockholder Approval. CFC shall, through the CFC Board, recommend to the CFC Stockholders that they vote for the CFC Stockholder Approval and shall include such recommendation (the “CFC Board Recommendation”) in the Joint Proxy Statement/Prospectus, except to the extent that the CFC Board shall have made a CFC Adverse Recommendation Change as permitted by Section 6.9.

                                   (d)               CFC may adjourn or postpone the CFC Stockholder Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the CFC Stockholders in advance of a vote on the CFC Stockholder Approval or (ii) if, as of the time for which the CFC Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient CFC Stockholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such CFC Stockholder Meeting or there are insufficient votes to obtain the CFC Stockholder Approval, (A) at the request of Buyer, CFC shall adjourn or postpone the CFC Stockholder Meeting to a date no more than 10 Business Days later than the date of the initial CFC Stockholder Meeting; provided, that Buyer may not request that CFC make such an adjournment or postponement more than once, and (B) CFC may adjourn or postpone the CFC Stockholder Meeting.

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                                   (e)               Buyer shall, as soon as practicable following the effective date of the Form S-4, duly call, give proper notice of, convene, and hold a special meeting of the Buyer Stockholders (the “Buyer Stockholder Meeting”) for the purpose of obtaining the approval of this Agreement and the issuance of the Merger Consideration by the affirmative vote of a majority of the votes cast if a quorum is present at the Buyer Stockholder Meeting (the “Buyer Stockholder Approval”). Buyer shall use reasonable best efforts to (A) cause the Joint Proxy Statement/Prospectus to be mailed to the Buyer Stockholders and to hold the Buyer Stockholder Meeting as promptly as practicable after the Form S-4 is declared effective under the Securities Act and (B) solicit the Buyer Stockholder Approval. Buyer shall, through the Buyer Board, recommend to the Buyer Stockholders that they vote for the Buyer Stockholder Approval and shall include such recommendation (the “Buyer Board Recommendation”) in the Joint Proxy Statement/Prospectus. Notwithstanding the foregoing or anything contrary contained herein, subject to Sections 8.1 and 8.2 if the Buyer Board, after receiving the advice of its outside counsel and, with respect to the financial matters, its financial advisor, determines in good faith that it would be reasonably likely to constitute a breach of its fiduciary duties under applicable Law to continue to recommend that Buyer Stockholders approve this Agreement and the issuance of the shares of Buyer Common Stock constituting the Merger Consideration in connection with the Merger, then the Buyer Board may withdraw or modify or qualify in a manner adverse to CFC its recommendation (the “Buyer Adverse Recommendation Change”) to Buyer Stockholders that they approve the Agreement and the issuance of the shares of Buyer Common Stock constituting the Merger Consideration in connection with the Merger, and in submitting such proposal to its Stockholders, the Buyer Board may submit such proposal to Buyer Stockholders without recommendation or with such modified or qualified recommendation (although the resolutions approving this Agreement and the issuance of the shares of Buyer Common Stock constituting the Merger Consideration in connection with the Merger as of the date hereof may not be rescinded or amended), in which event the Buyer Board may communicate the basis for its lack of recommendation or such modified or qualified recommendation to Buyer Stockholders in the Joint Proxy Statement/Prospectus or an appropriate amendment or supplement thereto.

                                   (f)               Buyer may adjourn or postpone the Buyer Stockholder Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Buyer Stockholders in advance of a vote on the Buyer Stockholder Approval or (ii) if, as of the time for which the Buyer Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient Buyer Stockholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Buyer Stockholder Meeting or there are insufficient votes to obtain the Buyer Stockholder Approval.

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                                   (g)               CFC and Buyer shall reasonably cooperate to schedule and convene the CFC Stockholder Meeting and the Buyer Stockholder Meeting on the same date.

               6.4               NASDAQ Listing. Buyer shall cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on NASDAQ prior to the Effective Time.

               6.5               Employee Matters

                                   (a)               All individuals employed by, or on an authorized leave of absence from, CFC or any of CFC Subsidiaries immediately before the Effective Time (collectively, the “Covered Employees”) shall automatically become employees of the Surviving Corporation and its Subsidiaries as of the Effective Time unless terminated by Buyer effective as of Closing.

                                   (b)                Except as set forth on Section 6.5(b) of the Buyer Disclosure Schedule, the Surviving Corporation shall provide each Covered Employee with a rate of base salary or hourly wages that is substantially similar to the rate of base salary or hourly wages provided to such Covered Employee as in effect immediately before the Effective Time. Except as provided in the foregoing and subject to the terms of Section 6.5(c), the Surviving Corporation shall provide each Covered Employee with the same employee benefits then provided to similarly situated employees at Buyer and consistent with this Section 6.5; provided, however, that, notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Buyer Benefit Plan or CFC Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.5, (iii) limit the right of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require the Surviving Corporation or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination, or (iv) obligate Buyer or any of its Subsidiaries to (A) maintain any particular Buyer Benefit Plan or CFC Benefit Plan, as applicable, or (B) retain the employment of any particular Covered Employee.

                                   (c)                With respect to any Buyer Benefit Plans in which any Covered Employees become eligible to participate on or after the Effective Time, Buyer shall use reasonable best efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any Buyer Benefit Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous the CFC Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a CFC Benefit Plan (to the same extent that such credit was given under the analogous CFC Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any Buyer Benefit Plans, and (iii) recognize all service of such employees with CFC and its Subsidiaries for purposes of eligibility and vesting (but not for purposes of benefit accrual other than accrual for vacation; provided, that, in accordance with Buyer’s policies, no vacation or paid time off shall thereafter be carried over into a subsequent calendar year); provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of benefit accrual, except with respect to any vacation or paid time off accrual, if any (provided that no vacation or paid time off shall thereafter be carried over into a subsequent calendar year), or (C) to any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population.

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                                   (d)                Except for employees of CFC and CFC Subsidiaries with individual agreements or who are participants in any plan that provides for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements or plan, as the case may be, and shall not have a right to employer-paid outplacement services), the Surviving Corporation shall pay severance payments to employees of one or more of CFC and any CFC Subsidiary (but only if such employee does not have rights to a severance payment under an employment agreement, in which case no severance payment shall be made to such employee hereunder,) who is involuntarily terminated by Buyer or any of its Subsidiaries (other than for cause) on or within the time period set forth on Section 6.5(d) of Buyer Disclosure Schedule, in accordance with the policy described on Section 6.5(d) of the Buyer Disclosure Schedule.

                                   (e)               CFC will use commercially reasonable efforts to cause the employees of CFC identified by CFC and Buyer to enter into retention or stay bonus agreements (in a form mutually agreed to by Buyer and the employee) prior to the Effective Time in accordance with the terms and conditions set forth in Section 6.5(e) of the CFC Disclosure Schedule.

                                   (f)               [Intentionally omitted.]

                                   (g)               The terms of the employment arrangement between Buyer and Jerold L. Rexroad are set forth in Section 6.5(g) of the Buyer Disclosure Schedule.

                                   (h)               On and after the date of this Agreement, CFC shall not make or cause to be made any discretionary employer contributions to participants, and shall prohibit any new participant elections to defer compensation, under CFC’s deferred compensation plans. Any preexisting deferral elections that are irrevocable as of the date of this Agreement shall remain in effect for compensation paid through the end of the periods covered by such deferral elections. CFC’s deferred compensation plans shall remain in full force and effect and payments of any benefits to participants shall be made in accordance with the terms of CFC’s deferred compensation plans.

                                   (i)               All accruals existing as of the Effective Time under CFC’s and its Subsidiaries’ non-equity incentive and/or bonus plans that are consistent with CFC’s past practice and approved by its board of directors shall be paid out to the applicable Covered Employee in accordance with the terms set forth on Section 6.5(i) of the CFC Disclosure Schedule.

                                   (j)               The CFC Board shall, prior to the Effective Time, adopt resolutions terminating its 401(k) Profit Sharing Plan (“CFC 401(k) Plan”) effective as of immediately prior to the Effective Time.  The accounts of all participants and beneficiaries in the CFC 401(k) Plan shall become fully vested upon termination of the CFC 401(k) Plan.  As soon as practicable following the Effective Time, all account balances in the CFC 401(k) Plan shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.  Buyer agrees to permit participants in the CFC 401(k) Plan who become employees of Buyer or any of its Subsidiaries to roll over their 401(k) account balances in the CFC 401(k) Plan to the Buyer Bank 401(k) Plan, as permitted by and in accordance with the terms of the CFC 401(k) Plan and the Buyer Bank 401(k) Plan.

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               6.6               Indemnification; Directors’ and Officers’ Insurance

                                   (a)               In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of CFC or any of the CFC Subsidiaries (each, an “Indemnified Party”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use reasonable best efforts to defend against and respond thereto. All rights to indemnification (including advancement of expenses) and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in the CFC Certificate and/or the CFC Bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed, or otherwise modified for a period of six years from and after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of Buyer pursuant to Section 6.7, it being understood that nothing in this sentence shall require any amendment to the Articles of Incorporation or Bylaws of the Surviving Corporation.

                                   (b)               For a period of six years from and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law and in each case to the extent such persons are indemnified as of the date of this Agreement by CFC pursuant to the CFC Certificate, the CFC Bylaws and the governing or organizational documents of any Subsidiary of CFC, indemnify, defend, and hold harmless, and provide advancement of reasonable expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities, or judgments, or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such Person was a director or officer of CFC or any CFC Subsidiary (or was serving at the request of CFC or any of its Subsidiaries as a director, officer, employee, or trustee of another Person) and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Buyer pursuant to Section 6.7.

                                   (c)               For a period of six years from the Effective Time, the Surviving Corporation shall provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of CFC or any CFC Subsidiaries (determined as of the Effective Time) (as opposed to CFC) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by CFC; provided, that in no event shall the Surviving Corporation be required to expend, on an annual basis, more than 250% of the current annual amount expended by CFC (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if the Surviving Corporation is unable to maintain or obtain the insurance called for by this Section 6.6(c), the Surviving Corporation shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of CFC or any CFC Subsidiary may be required to make application and provide customary representations and warranties to the Surviving Corporation’s insurance carrier for the purpose of obtaining such insurance. In lieu of the foregoing, Buyer may obtain at or prior to the Effective Time a six-year “tail” policy under CFC’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Insurance Amount.

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                                   (d)               Any Indemnified Party wishing to claim indemnification under Section 6.6(b), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify the Surviving Corporation thereof; provided that the failure so to notify shall not affect the obligations of the Surviving Corporation under Section 6.6(b) unless and to the extent that the Surviving Corporation is actually prejudiced as a result of such failure.

                                   (e)               The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. The obligations of the Surviving Corporation under this Section 6.6 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Indemnified Party or any other person entitled to the benefit of this Section 6.6 without the prior written consent of the affected Indemnified Party. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case to the extent the obligations set forth in this Section 6 are not otherwise transferred and assumed by such successors and assigns by operation of law or otherwise, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.6.

               6.7               Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Buyer Subsidiary and a CFC Subsidiary) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of either Party to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

               6.8               Advice of Changes. Each of Buyer and CFC shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it has determined would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants, or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, that a failure to comply with this Section 6.8 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

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               6.9               No Solicitation by CFC

                                   (a)               Except as specifically permitted by this Section 6.9, CFC shall not, and shall cause each of its Subsidiaries not to, and shall not authorize or knowingly permit any of its Representatives to, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, directly or indirectly, (i) solicit or initiate, or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), any inquiries regarding, or the making of any proposal or offer that constitutes or would reasonably be expected to lead to, a CFC Takeover Proposal, or (ii) engage or participate in any discussions or negotiations regarding, or furnish to any other Person material non-public information in connection with, any CFC Takeover Proposal, or otherwise cooperate with or assist or participate in, or knowingly encourage or knowingly facilitate, any such inquiries, proposals, discussions, or negotiations or any effort or attempt to make a CFC Takeover Proposal, except to notify a Person that has made or, to the Knowledge of CFC, is making any inquiries with respect to, or is considering making, a CFC Takeover Proposal, of the existence of the provisions of this Section 6.9. CFC shall, and shall cause each of the CFC Subsidiaries and each of its and the CFC Subsidiaries’ Representatives to, (A) immediately upon execution of this Agreement, cease any solicitation, encouragement, discussions, or negotiations with any Person that may be ongoing with respect to a CFC Takeover Proposal as of the date of this Agreement, and (B) immediately upon execution of this Agreement, terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

                                   (b)               Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the CFC Stockholder Approval, CFC or any of its Representatives receives a bona fide written CFC Takeover Proposal from any Person or group of Persons, which CFC Takeover Proposal did not result from any breach of this Section 6.9, then CFC and its Representatives may, (i) contact such Person or group of Persons and their Representatives to request that such Person or group of Persons provide clarification of any term or condition of such CFC Takeover Proposal that the CFC Board determines in good faith to be ambiguous or unclear, and (ii) if the CFC Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such CFC Takeover Proposal constitutes or is reasonably likely to result in a CFC Superior Proposal, (A) furnish, pursuant to an Acceptable CFC Confidentiality Agreement, information (including non-public information) with respect to CFC and its Subsidiaries to the Person or group of Persons who has made such CFC Takeover Proposal and their respective Representatives; provided that, CFC shall (subject to the terms of the Acceptable CFC Confidentiality Agreement) promptly make available to Buyer (through an electronic data room or otherwise), and provide express written notification via electronic mail notification to Buyer in accordance with the applicable provisions of Section 10.3 of, the availability of any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided or made available to Buyer or its Representatives, and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such CFC Takeover Proposal and their respective Representatives; provided, further that CFC shall promptly provide to Buyer (1) a copy of any CFC Takeover Proposal made in writing by any such Person or group of Persons to CFC, any of its Subsidiaries, or any of their respective Representatives, together with the identity of the Person or group of Persons making the CFC Takeover Proposal, and (2) a written summary of the material terms of any such CFC Takeover Proposal not made in writing.

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                                   (c)               CFC shall keep Buyer promptly informed of any material developments, discussions, or negotiations regarding any CFC Takeover Proposal, including any such proposal first made to or discussed with CFC prior to the date of this Agreement and remade after the date of this Agreement (including forwarding to Buyer any written materials provided to CFC or its Representatives in connection with any such CFC Takeover Proposal) on a reasonably prompt basis. Any such disclosure shall be subject to the terms of the Confidentiality Agreement. CFC agrees that it and its Subsidiaries will not enter into any confidentiality or other agreement with any Person subsequent to the date of this Agreement that would prohibit CFC from providing any information to Buyer in accordance with this Section 6.9.

                                   (d)               Except as permitted by Section 6.9(e), the CFC Board shall not (i)(A) fail to recommend to the CFC Stockholders that the CFC Stockholder Approval be given or fail to include the CFC Board Recommendation in the Joint Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw, or modify, or publicly propose to change, qualify, withhold, withdraw, or modify, in a manner adverse to Buyer, the CFC Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary “stop, look, and listen” communication by the CFC Board pursuant to Rule 14d-9(f) of the Exchange Act, or (D) adopt, approve, or recommend, or publicly propose to approve or recommend to the CFC Stockholders, a CFC Takeover Proposal (each of the actions described in this clause (i) being referred to as a “CFC Adverse Recommendation Change”); or (ii) cause or permit CFC or any of the CFC Subsidiaries to enter into any letter of intent, agreement, or agreement in principle with respect to any CFC Takeover Proposal (other than an Acceptable CFC Confidentiality Agreement) (each, a “CFC Acquisition Agreement”).

                                   (e)               Notwithstanding anything to the contrary herein, prior to the time the CFC Stockholder Approval is obtained, the CFC Board may, in connection with a bona fide written CFC Takeover Proposal, which CFC Takeover Proposal was made after the date of this Agreement (or that was made prior to the date of this Agreement and remade after the date of this Agreement) and that did not result from any breach of this Section 6.9, make a CFC Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(i) to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such CFC Takeover Proposal, if and only if, prior to taking such action, CFC has complied with its obligations under this Section 6.9 and the CFC Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such CFC Takeover Proposal constitutes a CFC Superior Proposal and that the failure to take such action would be reasonably likely to constitute a breach of the CFC Board’s fiduciary duties to its stockholders under applicable Law; provided, however, that prior to taking any such action (i) CFC has given Buyer at least 5 Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such CFC Superior Proposal, including the identity of the Person or group of Persons making such CFC Superior Proposal) and has contemporaneously provided a copy to Buyer of all written materials (including all transaction agreements and related documents) with or from the party making such CFC Superior Proposal, (ii) CFC has negotiated, and has caused its Representatives to negotiate, in good faith with Buyer during such notice period, to the extent Buyer wishes to negotiate, to enable Buyer to revise the terms of this Agreement such that it would cause such CFC Superior Proposal to no longer constitute a CFC Superior Proposal, and (iii) following the end of such notice period, the CFC Board shall have considered in good faith any changes to this Agreement proposed in writing by Buyer, and shall have determined that the CFC Superior Proposal would continue to constitute a CFC Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a CFC Takeover Proposal that could have an impact, influence, or other effect on the CFC Board’s decision or discussion with respect to whether such proposal is a CFC Superior Proposal, CFC shall deliver a new written notice to Buyer pursuant to the foregoing clause (i) and again comply with the requirements of this Section 6.9(e) with respect to such new written notice; provided, however, that references herein to the five Business Day period shall be deemed to be references to a two Business Day period with respect thereto.

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                                   (f)               Nothing in this Section 6.9 shall prohibit the CFC Board from (i) taking and disclosing to the CFC Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look, and listen” communications to CFC Stockholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the CFC Stockholders), or (iii) making any disclosure to the CFC Stockholders if the CFC Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the CFC Board’s fiduciary duties to its stockholders under applicable Law; provided, however, that the taking of any action pursuant to any of the preceding clauses (i), (ii), or (iii) shall in no way limit or modify the effect of this Agreement with respect to any such action taken.

               6.10             Restructuring Efforts. If either CFC or Buyer shall have failed to obtain the requisite vote or votes of the CFC Stockholders or the Buyer Stockholders, respectively, for the consummation of the transactions contemplated by this Agreement at a duly held stockholders’ meeting or at any adjournment thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither Party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such Party or its stockholders) and to resubmit the transaction to its stockholders for approval, with the timing of such resubmission to be determined at the request of the other Party.

               6.11             Exemption from Liability Under Section 16(b). Prior to the Effective Time, CFC and Buyer each shall take all such steps as may be required to cause (a) any dispositions of CFC Common Stock (including derivative securities with respect to CFC Common Stock, options and other stock-based awards) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CFC immediately prior to the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions or dispositions of Buyer Common Stock (including derivative securities with respect to Buyer Common Stock, options and other stock-based awards) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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               6.12             Data Conversion. From and after the date hereof, the Parties shall use reasonable best efforts to facilitate the integration of CFC with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology system (the “Data Conversion”) to those used by Buyer. The Parties agree to use all reasonable best efforts to promptly commence preparations for implementation of the Data Conversion, with the goal of effecting the Data Conversion at the Effective Time or at such later time as mutually agreed upon by the Parties. The Parties agree to cooperate in preparing for the Data Conversion, including by providing reasonable access to data, information systems, and personnel having expertise with their and their respective Subsidiaries’ information and data systems; provided, however, that neither Party shall be required to terminate any third-party service provider arrangements prior to the Effective Time.

               6.13             Reasonable Best Efforts; Cooperation. Each of Buyer and CFC agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper, or advisable on its part under this Agreement and applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports, and other filings, and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any Governmental Entity or other third party in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

               6.14             Securityholder Litigation. Each Party shall keep the other Party reasonably informed with respect to the defense or settlement of any securityholder Action against it or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Each Party shall give the other Party the opportunity to consult with it regarding the defense or settlement of any such securityholder Action and shall not settle any such Action without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

               6.15             Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

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               6.16             Fairness Opinion. CFC shall provide Buyer with a copy of the written fairness opinion referred to in Section 3.22 solely for informational purposes within 10 Business Days of the date of this Agreement.

               6.17             Dividends. CFC and Buyer shall coordinate with each other regarding the declaration, setting of record dates, and payment dates of dividends with respect to shares of CFC Common Stock and Buyer Common Stock for the purpose of minimizing the risk that holders of shares of CFC Common Stock (a) in respect of any calendar quarter, receive dividends on both shares of CFC Common Stock and shares of Buyer Common Stock received as Merger Consideration, or (b) in respect of any calendar quarter, fail to receive a dividend on shares of CFC Common Stock or shares of Buyer Common Stock received as Merger Consideration.

               6.18             Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Buyer, CFC, the Merger, or any other transaction contemplated by this Agreement, then each of CFC and the CFC Board on the one hand, and Buyer and the Buyer Board on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

               6.19             Director Appointment. Before the Effective Time, each of Buyer and Buyer Bank shall take all required action to appoint Jerold L. Rexroad to serve as a director of Buyer and Buyer Bank effective as of the Effective Time. In connection with the consummation of the Merger, Buyer shall form advisory boards for its North and South Carolina Markets consisting of the individuals listed on Section 6.19 of the Buyer Disclosure Schedule.

Article VII
CONDITIONS PRECEDENT

               7.1               Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

                                   (a)               Stockholder Approvals. The Buyer Stockholder Approval and the CFC Stockholder Approval shall have been obtained by the requisite affirmative votes of Buyer Stockholders and CFC Stockholders entitled to vote thereon.

                                   (b)               The NASDAQ Listing. The shares of Buyer Common Stock to be issued to the holders of CFC Common Stock upon consummation of the Merger shall have been authorized for listing on NASDAQ.

                                   (c)               Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

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                                   (d)               No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Entity that prohibits or makes illegal the consummation of the Merger.

                                   (e)               Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect, all statutory notice and waiting periods in respect thereof shall have expired, and no such Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

               7.2               Conditions to Obligations of CFC. The obligation of CFC to effect the Merger is also subject to the satisfaction (or waiver by CFC), at or before the Effective Time, of the following conditions:

                                   (a)               Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 10.2(b), as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date).

                                   (b)               Performance of Obligations of Buyer. Buyer shall have performed in all material respects the obligations required to be performed by it under this Agreement at or before the Effective Time.

                                   (c)               Officer’s Certificate. Buyer shall have delivered to CFC a certificate, dated as of the Closing Date and signed on behalf of Buyer by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

                                   (d)               No Material Adverse Effect. Since September 30, 2019, there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

                                   (e)               Federal Tax Opinion. CFC shall have received the opinion of its counsel, Nelson Mullins Riley & Scarborough LLP, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) CFC and Buyer will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Buyer and CFC.

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               7.3               Conditions to Obligations of Buyer. The obligation of Buyer to effect the Merger is also subject to the satisfaction (or waiver by Buyer) at or before the Effective Time of the following conditions:

                                   (a)               Representations and Warranties. The representations and warranties of CFC set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 10.2(b), as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date).

                                   (b)               Performance of Obligations of CFC. CFC shall have performed in all material respects the obligations required to be performed by it under this Agreement at or before the Effective Time.

                                   (c)               Officer’s Certificate. CFC shall have delivered to Buyer a certificate, dated as of the Closing Date and signed on behalf of CFC by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

                                   (d)               No Material Adverse Effect. Since September 30, 2019, there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CFC.

                                   (e)               Federal Tax Opinion. Buyer shall have received the opinion of its counsel, Bowles Rice LLP, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) CFC and Buyer will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Buyer and CFC.

Article VIII
TERMINATION AND AMENDMENT

               8.1               Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms of this Agreement, after receipt of the Buyer Stockholder Approval or the CFC Stockholder Approval, as follows:

                                   (a)               by mutual written consent of Buyer and CFC;

                                   (b)               by either Buyer or CFC, if any Governmental Entity has issued an order or taken any other action permanently enjoining, restraining, or otherwise prohibiting the consummation of the Merger, and such order or other action is final and non-appealable. The right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Party seeking to terminate if the failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of the issuance of such an order or the taking of such an action;

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                                   (c)               by either Buyer or CFC, if the Merger does not occur on or before the first anniversary of the date of this Agreement (the “End Date”); provided, however, that (i) the End Date may be extended by mutual written consent of the Parties, and (ii) if on the End Date, any of the conditions to Closing set forth in Sections 7.1(c) or 7.1(e) shall not have been satisfied but all other conditions to Closing set forth in Article VII shall be satisfied or capable of being satisfied, then the End Date shall be extended an additional 30 days if either Party notifies the other Party in writing on or prior to the End Date of its election to extend the End Date; provided, further, that the right to extend the End Date and the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to extend or terminate if the failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of the failure of the Effective Time to occur on or before the End Date;

                                   (d)               by either Buyer or CFC, if (i) the Buyer Stockholder Meeting (including any adjournments thereof) shall have concluded and been finally adjourned and the Buyer Stockholder Approval shall not have been obtained or (ii) the CFC Stockholder Meeting (including any adjournments) shall have concluded and been finally adjourned and the CFC Stockholder Approval shall not have been obtained. The right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Party seeking to terminate if the failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Buyer Stockholder Meeting or the CFC Stockholder Meeting, as applicable, has been the cause of the Buyer Stockholder Approval or the CFC Stockholder Approval, as applicable, not having been obtained;

                                   (e)               by CFC, if Buyer shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (ii)(A) cannot be cured by the End Date or (B) if capable of being cured by the End Date, shall not have been cured within 30 days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and CFC’s intention to terminate this Agreement if such breach or failure is not cured) from CFC of such breach or failure; provided, that CFC shall not have a right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in breach of any representation, warranty, covenant, or other agreement contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.3;

                                   (f)               by Buyer, if CFC shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (ii)(A) cannot be cured by the End Date, or (B) if capable of being cured by the End Date, shall not have been cured within 30 days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Buyer’s intention to terminate this Agreement if such breach or failure is not cured) from Buyer of such breach or failure; provided, that Buyer shall not have a right to terminate this Agreement pursuant to this Section 8.1(f) if it is then in breach of any representation, warranty, covenant, or other agreement contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.2;

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                                   (g)               by CFC prior to the receipt of the Buyer Stockholder Approval if (i) the Buyer Board shall have effected a Buyer Adverse Recommendation Change; (ii) subject to Buyer’s rights to adjourn or postpone the Buyer Stockholder Meeting as permitted by Section 6.3(f), Buyer shall have failed to call, give proper notice of, convene and hold the Buyer Stockholder Meeting materially in accordance with Section 6.3(e); or (iii) Buyer or the Buyer Board shall have publicly announced its intention to do any of the foregoing;

                                   (h)               by Buyer prior to the receipt of the CFC Stockholder Approval if: (i) the CFC Board shall have effected a CFC Adverse Recommendation Change; (ii) CFC enters into a CFC Acquisition Agreement; (iii) CFC shall have materially breached Section 6.9; (iv) subject to CFC’s rights to adjourn or postpone the CFC Stockholder Meeting as permitted by Section 6.3(d), CFC shall have failed to call, give proper notice of, convene, and hold the CFC Stockholder Meeting materially in accordance with Section 6.3(c); or (v) CFC or the CFC Board shall have publicly announced its intention to do any of the foregoing;

                                   (i)               by CFC prior to receipt of the CFC Stockholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a CFC Superior Proposal; provided, however, that (i) CFC has complied with Section 6.9 in all material respects and (ii) CFC pays (or causes to be paid) the Termination Fee prior to or simultaneously with such termination; or

                                   (j)                by CFC, if the CFC Board so determines by a vote of the majority of the members of the entire CFC Board, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

                                                       (i)                The number obtained by dividing the Determination Date Average Closing Price by the Starting Price (as defined below) (the “Buyer Ratio”) shall be less than 0.85; and

                                                       (ii)               (x) the Buyer Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.15 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as, the “Index Ratio”); subject, however, to the following three sentences. If CFC elects to exercise its termination right pursuant to this Section 8.1(j), it shall give written notice to Buyer (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Buyer shall have the option to increase the consideration to be received by the holders of CFC Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.85 and the Exchange Ratio (as then in effect) by (B) the Determination Date Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Buyer Ratio. If Buyer so elects within such five-day period, it shall give prompt written notice to CFC of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(j) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

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               For purposes of this Section 8.1(j), the following terms shall have the meanings indicated:

               “Determination Date” shall mean the latest of (i) the date on which the last approval, consent or waiver of any Governmental Entity required to permit the consummation of the transactions contemplated by this Agreement is received and all statutory waiting periods in respect thereof shall have expired or (ii) the latest date on which the stockholder approvals of both CFC and Buyer set forth in Section 7.1(a) are received.

               “Determination Date Average Closing Price” means the average of the per share closing prices of a share of Buyer Common Stock on NASDAQ (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

               “Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

               “Index Group” shall mean the NASDAQ Bank Index (IBIX).

               “Index Price” shall mean the closing price on such date of the Index Group.

               “Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

               “Starting Price” shall mean the closing price of a share of Buyer Common Stock on NASDAQ (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

               8.2               Effect of Termination

                                   (a)               In the event that:

                                       (i)               this Agreement is terminated by Buyer pursuant to Section 8.1(h), CFC shall pay, or cause to be paid, to Buyer cash in an amount equal to $39,700,000 (the “Termination Fee”);

                                       (ii)               this Agreement is terminated by Buyer pursuant to Section 8.1(f), or by CFC or Buyer pursuant to Section 8.1(d)(ii), and if (A) any Person or group of Persons shall have made (whether or not subsequently withdrawn) a CFC Takeover Proposal after the date of this Agreement and prior to (1) the date that this Agreement is terminated in the case of a termination pursuant to Section 8.1(f) or (2) the CFC Stockholder Meeting in the case of a termination pursuant to Section 8.1(d)(ii), and (B) at any time prior to the date that is 12 months after the date of any such termination, CFC or any of its Subsidiaries enters into any definitive agreement providing for a CFC Takeover Proposal or consummates a CFC Takeover Proposal (provided that, for purposes of this Section 8.2(a)(ii), the references to “twenty-five percent (25%)” in the definition of “CFC Takeover Proposal” shall be deemed to be references to “fifty percent (50%)”), then CFC shall pay, or cause to be paid, to Buyer cash in an amount equal to the Termination Fee upon the earlier date of such execution or consummation;

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                                       (iii)               (A) this Agreement is terminated by Buyer or CFC pursuant to Section 8.1(c) (if the CFC Stockholder Approval has not theretofore been obtained), (B) any Person or group of Persons shall have made (whether or not subsequently withdrawn) a CFC Takeover Proposal after the date of this Agreement and prior to the date of any such termination, and (C) at any time prior to the date that is 12 months after the date of any such termination, CFC or any of its Subsidiaries enters into any definitive agreement providing for a CFC Takeover Proposal or consummates a CFC Takeover Proposal (provided that, for purposes of this Section 8.2(a)(iii), the references to “twenty-five percent (25%)” in the definition of “CFC Takeover Proposal” shall be deemed to be references to “fifty percent (50%)”), then CFC shall pay, or cause to be paid, to Buyer cash in an amount equal to the Termination Fee upon the earlier date of such execution or consummation;

                                       (iv)               this Agreement is terminated by CFC pursuant to Section 8.1(i), then CFC shall pay, or cause to be paid, to Buyer, prior to or contemporaneously with such termination, cash in an amount equal to the Termination Fee (and any purported termination pursuant to Section 8.1(i) shall be void and of no force or effect unless and until CFC shall have made such payment);

                                   (b)               Each of the Parties acknowledges and agrees that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Party would not enter into this Agreement. Accordingly, if CFC fails to pay amounts due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against CFC for the Termination Fee, then CFC shall pay Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made.

                                   (c)               On any termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate and forthwith become void and have no further force or effect (except for the provisions of Section 6.2(b), Section 8.2, Article IX and Article X), and, subject to the payment of any amounts owing pursuant to this Section 8.2, there shall be no other liability on the part of CFC to Buyer. Notwithstanding anything in this Agreement to the contrary, upon any termination of this Agreement pursuant to Section 8.1, no Party hereto will be relieved or released from any liability or damages arising from a willful or intentional breach of any provision of this Agreement or fraud, and the aggrieved Party will be entitled to all rights and remedies available at Law or in equity.

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                                   (d)               Any Termination Fee that is owed by CFC pursuant to Section 8.2(a) will be paid in the aggregate to Buyer by or at the direction of CFC in immediately available funds upon the occurrence of the event giving rise to the obligation to make such payment. For the avoidance of doubt, in no event shall CFC be required to pay the Termination Fee on more than one occasion.

               8.3               Amendment. This Agreement may be amended by the Parties, by action taken or authorized, in the case of CFC, by the CFC Board and, in the case of Buyer, by the Buyer Board, at any time before or after the receipt of the CFC Stockholder Approval or the Buyer Stockholder Approval; provided, however, that after receipt of any such Stockholder approval, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the CFC Stockholders or the Buyer Stockholders, as applicable, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of CFC and Buyer.

               8.4               Extension; Waiver. At any time before the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article IX

DEFINITIONS

               As used in this Agreement, the following terms shall have the following meanings. Unless context otherwise requires, references to Articles and Sections shall refer to Articles and Sections of this Agreement.

               “Acceptable CFC Confidentiality Agreement” shall mean any confidentiality agreement or standstill agreement that contains provisions with respect to confidentiality matters that are no less favorable to CFC than those contained in the Confidentiality Agreement and that complies with Section 6.9(c) hereof.

               “Action” shall mean (a) any litigation, claim, action, suit, hearing, proceeding or arbitration, (b) any material investigation by a Governmental Entity or (c) any demand or notice of violation by a Governmental Entity (in the case of clauses (a), (b) and (c), whether civil, criminal, administrative, labor or investigative).

               “Affiliate” shall mean (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract, or by any other means.

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               “Agreement” shall have the meaning set forth in the Preamble.

               “Articles of Merger” shall have the meaning set forth in Section 1.2.

               “Bank Merger” shall have the meaning set forth in Section 1.9.

               “Benefit Plan” shall have the meaning set forth in Section 10.10(b).

               “BHC Act” shall mean the Bank Holding Company Act of 1956, as amended.

               “Business Day” shall mean any day other than a Saturday, Sunday, or day on which banking institutions in the District of Columbia are authorized or obligated pursuant to legal requirements or executive order to be closed.

               “Buyer” shall have the meaning set forth in the Preamble.

               “Buyer Adverse Recommendation Change” shall have the meaning set forth in Section 6.3(e).

               “Buyer Articles of Incorporation” shall have the meaning set forth in Section 1.6.

               “Buyer Bank” shall have the meaning set forth in the Recitals.

               “Buyer Benefit Plans” shall mean (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) any Buyer Stock Plan, and (c) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, supplemental executive retirement, split dollar agreement or plan, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers’ compensation or other insurance, or other employee benefit plan, or Contract, program, or practice, whether written or oral, for the benefit of Buyer’s current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by Buyer or any Buyer Subsidiary (including, but not limited to, any existing frozen or terminated plans sponsored, maintained or contributed to by any predecessor by merger to Buyer or any Buyer Subsidiary, even if such plan is frozen or terminated, prior to merger of its sponsor with Buyer or any Buyer Subsidiary such that neither Buyer nor any of its Subsidiaries ever make any contribution thereto and do not intend to sponsor or maintain such plan other than completing its termination or liquidation), or (ii) existing at the Closing Date or prior thereto, in respect of which Buyer or any Buyer Subsidiary has any Liability.

               “Buyer Board” shall have the meaning set forth in the Recitals.

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               “Buyer Board Recommendation” shall have the meaning set forth in Section 6.3(e).

               “Buyer Bylaws” shall have the meaning set forth in Section 1.7.

               “Buyer Call Reports” shall have the meaning set forth in Section 4.5(b)(ii).

               “Buyer Certificates” shall have the meaning set forth in Section 2.1.

               “Buyer Closing Price” shall mean the volume weighted average closing price on NASDAQ of Buyer Common Stock for the twenty (20) full trading days ending on the second trading day immediately preceding the Closing Date.

               “Buyer Common Stock” shall have the meaning set forth in Section 1.4(a).

               “Buyer Disclosure Schedule” shall have the meaning set forth in Section 10.2(a).

               “Buyer Financial Statements” shall have the meaning set forth in Section 4.5(a).

               “Buyer Investment Bankers” shall have the meaning set forth in Section 4.20.

               “Buyer-Owned Intellectual Property” shall have the meaning set forth in Section 4.14.

               “Buyer Ratio” shall have the meaning set forth in Section 8.1(j).

               “Buyer SEC Reports” shall have the meaning set forth in Section 4.27(a).

               “Buyer Site” shall mean a Site with respect to Buyer or any Buyer Subsidiary.

               “Buyer Stockholder Approval” shall have the meaning set forth in Section 6.3(e).

               “Buyer Stockholder Meeting” shall have the meaning set forth in Section 6.3(e).

               “Buyer Stockholders” shall mean the stockholders of Buyer.

               “Buyer Stock Award” means any grant of any stock award under any Buyer Stock Plan.

               “Buyer Stock Plan” shall have the meaning set forth in Section 4.4(b).

               “Buyer Subsidiary” shall have the meaning set forth in Section 4.1(b).

               “Capitalization Date” shall have the meaning set forth in Section 3.4.

               “Carolina Trust” shall mean Carolina Trust BancShares, Inc., a North Carolina corporation.

               “CFC” shall have the meaning set forth in the Preamble.

               “CFC 401(k) Plan” shall have the meaning set forth in Section 6.5(j).

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               “CFC Acquisition Agreement” shall have the meaning set forth in Section 6.9(d).

               “CFC Adverse Recommendation Change” shall have the meaning set forth in Section 6.9(d).

               “CFC Benefit Plan” shall mean (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) any CFC Stock Plan, and (c) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, supplemental executive retirement, split dollar agreement or plan, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers’ compensation or other insurance, or other employee benefit plan, or Contract, program, or practice, whether written or oral, for the benefit of CFC’s current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by CFC or any CFC Subsidiary (including, but not limited to, any existing frozen or terminated plans sponsored, maintained or contributed to by any predecessor by merger to CFC or any CFC Subsidiary, even if such plan is frozen or terminated, prior to merger of its sponsor with CFC or any CFC Subsidiary such that neither CFC nor any of its Subsidiaries ever make any contribution thereto and do not intend to sponsor or maintain such plan other than completing its termination or liquidation), or (ii) existing at the Closing Date or prior thereto, in respect of which CFC or any CFC Subsidiary has any Liability.

               “CFC Board” shall have the meaning set forth in the Recitals.

               “CFC Board Recommendation” shall have the meaning set forth in Section 6.3(c).

               “CFC Bylaws” shall mean the Bylaws of CFC.

               “CFC Call Reports” shall have the meaning set forth in Section 3.5(b).

               “CFC Certificate” shall mean the Restated Certificate of Incorporation of CFC, as amended.

               “CFC Closing Price” shall mean the volume weighted average closing price on NASDAQ of CFC Common Stock for the twenty (20) full trading days ending on the second trading day immediately preceding the Closing Date.

               “CFC Common Stock” shall have the meaning set forth in Section 1.4(b).

               “CFC Disclosure Schedule” shall have the meaning set forth in Section 10.2(a).

               “CFC Executive Officer” shall mean Jerold L. Rexroad, David L. Morrow, William A. Gehman, III, M.J. Huggins, III, Fowler Williams and Charles Fehlig, Jr.

               “CFC Financial Statements” shall have the meaning set forth in Section 3.5(a).

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               “CFC Investment Bankers” shall have the meaning set forth in Section 3.21.

               “CFC Material Contract” shall have the meaning set forth in Section 3.16(a).

               “CFC-Owned Intellectual Property” shall have the meaning set forth in Section 3.14.

               “CFC Options” shall have the meaning set forth in Section 1.5(a).

               “CFC-Related Person” shall mean any Stockholder owning five percent (5%) or more of the issued and outstanding CFC Common Stock, any director or CFC Executive Officer, his or her spouses and children, any Affiliate of or member of the same household as such persons, and any Person of which such persons, alone or together, have control.

               “CFC SEC Reports” shall have the meaning set forth in Section 3.33(a).

               “CFC Site” shall mean a Site with respect to CFC or any CFC Subsidiary.

               “CFC Stock Certificate” shall have the meaning set forth in Section 2.1.

               “CFC Stockholder Approval” shall have the meaning set forth in Section 6.3(c).

               “CFC Stockholder Meeting” shall have the meaning set forth in Section 6.3(c).

               “CFC Stockholders” shall mean the stockholders of CFC.

               “CFC Stock Award” shall have the meaning set forth in Section 1.5(b).

               “CFC Stock Plans” shall mean all plans sponsored by CFC under which restricted stock and other stock-based awards are granted, and the award agreements thereunder.

               “CFC Subsidiary” shall have the meaning set forth in Section 3.1(b).

               “CFC Superior Proposal” shall mean any bona fide written CFC Takeover Proposal that the CFC Board has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the CFC Stockholders than the Merger, taking into account such factors as the CFC Board in good faith deems relevant, including legal, financial, regulatory and other aspects of the proposal, and any changes to the terms of this Agreement proposed by Buyer in response to such proposal or otherwise. For purposes of the definition of “CFC Superior Proposal,” the references to “twenty-five percent (25%)” in the definition of CFC Takeover Proposal shall be deemed to be references to “fifty percent (50%).”

               “CFC Takeover Proposal” shall mean any inquiry, proposal, or offer from any Person (other than Buyer and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, of Persons relating to, in a single transaction or series of related transactions (other than any single transaction or series of related transactions to which Buyer has consented to in writing), any (i) acquisition of assets of CFC and its Subsidiaries equal to more than twenty-five percent (25%) of CFC’s consolidated assets or to which more than twenty-five percent (25%) of CFC’s net income on a consolidated basis are attributable; (ii) acquisition of more than twenty-five percent (25%) of the outstanding CFC Common Stock or the capital stock of any CFC Subsidiary; (iii) tender offer or exchange offer that, if consummated, would result in any Person or group of Persons beneficially owning more than twenty-five percent (25%) of the outstanding CFC Common Stock; (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving CFC or any of its Subsidiaries; or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income, and CFC Common Stock involved is more than twenty-five percent (25%), in each case, other than the Merger.

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               “Claim” shall have the meaning set forth in Section 6.6(a).

               “Closing” shall have the meaning set forth in Section 10.1.

               “Closing Date” shall have the meaning set forth in Section 10.1.

               “Code” shall have the meaning set forth in the Recitals.

               “Collective Bargaining Agreement” means any Contract that has been entered into with any labor organization, union, works council, employee representative or association.

               “Confidentiality Agreement” shall mean that certain letter agreement, dated as of October 10, 2019, by and between Buyer and CFC.

               “Contract” shall mean any agreement, contract, commitment, arrangement, memorandum of understanding, side letter, understanding, contractual obligation or other instrument of a contractual nature, whether written or oral.

               “Covered Employees” shall have the meaning set forth in Section 6.5(a).

               “CresCom Bank” shall have the meaning set forth in the Recitals.

               “Data Conversion” shall have the meaning set forth in Section 6.12.

               “Derivative Transaction” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events, or conditions or any indices, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, or other similar arrangements related to such transactions.

               “Determination Date” shall have the meaning set forth in Section 8.1(j).

               “Determination Date Average Closing Price” shall have the meaning set forth in Section 8.1(j).

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               “DGCL” shall mean the Delaware General Corporation Law.

               “Effective Time” shall have the meaning set forth in Section 1.2.

               “End Date” shall have the meaning set forth in Section 8.1(c).

               “Environmental Claim” shall mean any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.

               “Environmental Law” shall mean any and all Laws, Environmental Permits, or binding agreements with any Governmental Entity, relating to the protection of health and the environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials.

               “Environmental Permit” shall mean any Permit required or issued by any Governmental Entity under or in connection with any Environmental Law, including without limitation, any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.

               “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder.

               “ERISA Affiliate” shall mean any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), or (iv) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes CFC or any of its Subsidiaries or Buyer or any of its Subsidiaries, as applicable.

               “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

               “Exchange Agent” shall have the meaning set forth in Section 2.1.

               “Exchange Ratio” shall have the meaning set forth in Section 1.4(c).

               “FDIC” shall mean the Federal Deposit Insurance Corporation.

               “Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or its delegees.

               “FFIEC” shall mean the Federal Financial Institutions Examination Council.

               “Final Index Price” shall have the meaning set forth in Section 8.1(j).

               “Form S-4” shall have the meaning set forth in Section 6.3(a).

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               “GAAP” shall mean United States generally accepted accounting principles.

               “Governmental Entity” shall mean any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.

               “Hazardous Material” shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, or polychlorinated biphenyls; and any other Buyers, materials, substances or wastes in any amount or concentration that are regulated under or for which liability can be imposed under any Environmental Law.

               “Indemnified Party” shall have the meaning set forth in Section 6.6(a).

               “Index Group” shall have the meaning set forth in Section 8.1(j).

               “Index Price” shall have the meaning set forth in Section 8.1(j).

               “Index Ratio” shall have the meaning set forth in Section 8.1(j).

               “Injunction” shall have the meaning set forth in Section 7.1(d).

               “Insurance Amount” shall have the meaning set forth in Section 6.6(c).

               “Intended Tax Treatment” shall have the meaning set forth in Section 1.8.

               “Joint Proxy Statement/Prospectus” shall have the meaning set forth in Section 6.3(a).

               “Knowledge” with respect to Buyer, shall mean the actual knowledge of Richard M. Adams, Richard M. Adams, Jr., James J. Consagra, Jr., W. Mark Tatterson, Craige L. Smith, Douglas Ernest and Darren Williams and with respect to CFC, shall mean the actual knowledge of a CFC Executive Officer.

               “Law” shall mean any statute, law, ordinance, rule, code, executive order, common law, injunction, judgment, decree, Order or regulation of any Governmental Entity.

               “Liability” shall mean all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

               “Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation or other encumbrance affecting such property or asset.

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               “Loan” shall mean any loan, loan commitment, letter of credit or other extension of credit

               “Material Adverse Effect” shall mean with respect to CFC or Buyer, as the case may be, any fact, event, change, condition, development, circumstance, occurrence, or effect that, individually or in the aggregate, (i) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, properties, results of operations, or financial condition of such Party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks and their holding companies, generally, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks and their holding companies, (B) changes, after the date hereof, in Laws of general applicability to banks and their holding companies, generally, or interpretations thereof by Governmental Entities, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks and their holding companies, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks and their holding companies, generally, including changes in market interest rates, credit availability and liquidity, price levels or trading volumes in securities markets, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks and their holding companies, (D) the taking of any action required or expressly permitted by, or the failure to take any action prohibited by, this Agreement, (E) the announcement or pendency of this Agreement or the transactions contemplated hereby, (F) the occurrence of any natural or man-made disaster, (G) acts or omissions of (1) CFC prior to the Effective Time taken at the written request of Buyer or with the prior written consent of Buyer or (2) Buyer prior to the Effective Time taken at the written request of CFC or with the prior written consent of CFC), or (H) failure of Buyer or CFC to meet any internal financial forecasts or earnings projections (whether made by Buyer, CFC or any other Person); or (ii) prohibits or materially impairs or would be reasonably likely to materially impair the ability of such Party to perform its respective obligations under this Agreement or otherwise timely consummate the Merger and the related transactions contemplated by this Agreement.

               “Materially Burdensome Regulatory Condition” shall have the meaning set forth in Section 6.1(a).

               “Merger” shall have the meaning set forth in the Recitals.

               “Merger Consideration” shall have the meaning set forth in Section 1.4(c).

               “Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

               “NASDAQ” shall mean The Nasdaq Stock Market, Inc.’s Global Select Market or Capital Market, as applicable.

               “NLRB” shall mean the National Labor Relations Board.

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               “Order” shall mean any award, injunction, judgment, decree, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

               “OREO” shall have the meaning set forth in Section 3.26(b).

               “Party(ies)” shall have the meaning set forth in the Preamble.

               “Permit” shall mean any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Entity of competent jurisdiction or pursuant to any Law.

               “Permitted Liens” shall mean with respect to any Person, (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (c) Liens and encroachments that do not materially interfere with the present use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens that are disclosed on the most recent consolidated balance sheet of such Person or notes thereto included in the CFC SEC Reports or Buyer SEC Reports, as applicable, or securing liabilities reflected on such balance sheet, (f) Liens that were incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of such Person and (g) with respect to real property, whether owned or leased, any Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CFC or a Material Adverse Effect on Buyer, as applicable.

               “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, or other entity (including its permitted successors and assigns).

               “Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule or in its SEC Reports (excluding any risk factor disclosures set forth under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statement of risk that does not contain a reasonable level of detail about the risks of which the statement warns).

               “Regulatory Agreement” shall have the meaning set forth in Section 3.11.

               “Regulatory Approvals” shall have the meaning set forth in Section 6.1(a).

               “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing of a Hazardous Material.

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               “Representatives” means, with respect to any Person, the officers, directors, managers, members, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors and other representatives of that Person or of the Subsidiaries of that Person.

               “SEC” shall mean the Securities and Exchange Commission.

               “Securities Act” shall mean the Securities Act of 1933.

               “Site” shall mean, with respect to any Person, any real properties (in each case, including all soil, subsoil, surface waters and groundwater thereat) currently or previously owned, leased or operated by: (a) such Person or any of its Subsidiaries; (b) any predecessors of such Person or any of its Subsidiaries; or (c) any entities previously owned by such Person or any of its Subsidiaries.

               “Starting Date” shall have the meaning set forth in Section 8.1(j).

               “Starting Price” shall have the meaning set forth in Section 8.1(j).

               “Subsidiary” shall mean, when used with respect to either Party, any bank, corporation, partnership, limited liability company, or other entity or organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under GAAP.

               “Subsidiary Plan of Merger” shall have the meaning set forth in Section 1.9.

               “Support Agreement” shall have the meaning set forth in the Recitals.

               “Surviving Bank” shall have the meaning set forth in the Recitals.

               “Surviving Corporation” shall have the meaning set forth in the Recitals.

               “Surviving Corporation Stock Option” shall have the meaning set forth in Section 1.5(a).

               “Takeover Statute” shall mean any “moratorium,” “control share acquisition,” “fair price,” “stockholder protection,” “takeover,” or “interested stockholder” Law applicable to either CFC or Buyer.

               “Tax” or “Taxes” shall mean any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, transfer, real property transfer, recording, documentary, stamp, registration, unemployment, social security, workers’ compensation, capital, premium, and other governmental taxes, assessments, customs, duties or levies, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

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               “Tax Return” shall mean a report, return, or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes CFC or any of its Subsidiaries or that includes Buyer or any of its Subsidiaries, as applicable.

               “Termination Fee” shall have the meaning set forth in Section 8.2(a)(i).

               “Transaction Documents” means (a) the Joint Proxy Statement/Prospectus, (b) the Form S-4, and (c) any other documents to be filed with the SEC, the Federal Reserve Board or any other Governmental Entity in connection with the Merger.

               “Trust Account Shares” shall mean any shares of CFC Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts, and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties.

               “WVBCA” means the West Virginia Business Corporation Act, as amended.

ARTICLE X
GENERAL PROVISIONS

               10.1             Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing) at 5:01 p.m., or at another time designated by the Parties, on the date determined by mutual agreement of the Parties (the “Closing Date”).

               10.2             Representations, Warranties and Agreements

               (a)               Disclosure Schedules. On or prior to the date hereof, Buyer has delivered to CFC a schedule (the “Buyer Disclosure Schedule”) and CFC has delivered to Buyer a schedule (the “CFC Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV or to one or more of its covenants contained in Article V or Article VI; provided, however, that (a) no such item is required to be set forth in the Buyer Disclosure Schedule or CFC Disclosure Schedule, as applicable, as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 10.2(b), and (b) the mere inclusion of an item in the Buyer Disclosure Schedule or the CFC Disclosure Schedule, as applicable, as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation. All of CFC’s representations, warranties and covenants contained in this Agreement are qualified by reference to the CFC Disclosure Schedule, and all of Buyer’s representations, warranties and covenants contained in this Agreement are qualified by reference to the Buyer Disclosure Schedule, and no such representation, warranty or covenant shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of the other party.

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               (b)               Standard. No representation or warranty of CFC or Buyer contained in Article III or Article IV, as applicable, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article III or Article IV, as applicable, has had or is reasonably likely to have a Material Adverse Effect on the party making the representation.

               (c)               Nonsurvival. None of the representations, warranties, covenants, and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

               10.3             Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given effective immediately if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested), delivered by an express courier (with confirmation), or delivered by email (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

                                   (a)               if to Buyer, to:

                                                       United Bankshares, Inc.

                                                       514 Market Street

                                                       Parkersburg, WV 26101

                                                       Attention:         Richard M. Adams

                                                                                  W. Mark Tatterson

                                                       Email: richard.adams@bankwithunited.com

                                                       with a copy (which shall not constitute notice) to:

                                                       Bowles Rice LLP

                                                       600 Quarrier Street

                                                       Charleston, WV 25301

                                                       Attention: Sandra M. Murphy, Esq.

                                                       Email: smurphy@bowlesrice.com

                                                       and

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                                   (b)               if to CFC, to:

                                                       Carolina Financial Corporation

                                                       1331 44th Avenue

                                                       Myrtle Beach, SC 29577
                                                       Attention: Jerold L. Rexroad

                                                       Email: jrexroad@haveanicebank.com

                                                       with a copy (which shall not constitute notice) to:

                                                       Nelson Mullins Riley & Scarborough LLP

                                                       Greenville ONE

                                                       2 W. Washington Street

                                                       Suite 400

                                                       Greenville, SC 29601

                                                       Attention: Neil E. Grayson

                                                       Email: neil.grayson@nelsonmullins.com

               10.4             Interpretation. When a reference is made in this Agreement to articles, sections, exhibits, or schedules, such reference shall be to an article or section of, or exhibit or schedule to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

               10.5             Entire Agreement. This Agreement (including the schedules and exhibits hereto, and the other documents and instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

               10.6             Governing Law. This Agreement shall be governed and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and performed within such state, without regard to any applicable conflict of laws principles.

               10.7             Exclusive Jurisdiction. Each of the Parties to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Circuit Courts of the State of North Carolina or any federal courts of the United States of America sitting in the State of North Carolina and any appellate courts from any thereof, in any Action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action or proceeding shall be heard and determined in such North Carolina court or, to the extent permitted by Law, in such federal court.

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               10.8             Waiver of Jury Trial. Each of the Parties waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action or proceeding directly or indirectly arising out of, under, or in connection with this Agreement or the transactions contemplated by this Agreement.

               10.9             Publicity. Neither Party shall, and neither Party shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of the other Party; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of NASDAQ after consultation with outside legal counsel.

               10.10           Assignment; Third-Party Beneficiaries.

                                   (a)               Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, each of the Parties and their respective successors and assigns. Other than (i) as otherwise specifically provided in Section 6.6 and (ii) Articles I and II (which, after the Effective Time, shall be for the benefit of holders of CFC Common Stock and any holder of an award granted under a CFC Stock Plan), this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties any rights or remedies under this Agreement.

                                   (b)               No provision in this Agreement modifies or amends or creates any employee benefit plan, program, or document (each, a “Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred. This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement. If a Person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

               10.11           Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

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               10.12           Severability. If any term, provision, covenant, or restriction contained in this Agreement is held by a final and unappealable Order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

               10.13           Counterparts. This Agreement may be executed in one or more counterparts which, taken together, shall constitute one and the same instrument. Executed counterparts of this Agreement shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by facsimile or electronic mail transmission from a Party. If so delivered by facsimile or electronic mail transmission, the Parties agree, if requested by the other Party, to promptly send original, manually executed copies by nationwide overnight delivery service.

               10.14           Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

               10.15           Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Agreement shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Agreement shall be deemed to end at 11:59 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then-current local time in the District of Columbia.

[Signature Page Follows]

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               IN WITNESS WHEREOF, Buyer and CFC have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

UNITED BANKSHARES, INC.

By:	/s/ Richard M. Adams
Name:	Richard M. Adams
Title:	Chairman of the Board
and Chief Executive Officer

CAROLINA FINANCIAL CORPORATION

By:	/s/ Jerold L. Rexroad
Name:	Jerold L. Rexroad
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

FORM OF CFC SUPPORT AGREEMENT

SUPPORT AGREEMENT

               This Support Agreement (this “Agreement”), made as of November 17, 2019, between United Bankshares, Inc., a West Virginia corporation (“United”), and the stockholder of Carolina Financial Corporation, a Delaware corporation (“CFC”), identified on the signature page hereto in such Stockholder’s capacity as a stockholder of CFC (the “Stockholder”).

               WHEREAS, United and CFC have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the “Reorganization Agreement”) pursuant to which all of the outstanding shares of CFC Common Stock will be exchanged for shares of United Common Stock in accordance with the terms of the Reorganization Agreement; and

               WHEREAS, as of the date hereof, Stockholder owns or possesses the sole right to vote or direct the voting of, the number of shares of CFC Common Stock set forth on the signature page hereto (the “Covered Shares”); and

               WHEREAS, Stockholder owns or possesses the sole power to dispose of or to direct the disposition of, the Covered Shares; and

               WHEREAS, as of the date hereof, Stockholder has the right to acquire pursuant to the exercise of CFC Options and/or CFC Stock Awards issued and outstanding pursuant to the CFC Stock Plans, the number of shares of CFC Common Stock set forth on the signature page hereto; and

               WHEREAS, as a material inducement for United to enter into the Reorganization Agreement and consummate the transactions contemplated thereby, Stockholder has agreed to enter into this Agreement;

               NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Reorganization Agreement, and intending to be legally bound hereby, the parties agree as follows:

               1.                Representations and Warranties of Stockholder. Stockholder represents and warrants that: (a) Stockholder is now, and at all times until the Effective Date will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of Covered Shares; (b) Stockholder has, and through the Effective Date will continue to have, the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, all of the Covered Shares; (c) Stockholder has full right, power and authority to enter into, deliver and perform this Agreement; and (d) this Agreement has been duly executed and delivered by Stockholder.

               2.                Covenants of Stockholder

               (a)               Stockholder agrees to cause the Covered Shares to be present at the CFC Stockholder Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Reorganization Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(d), unless: (i) United is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Reorganization Agreement; or (ii) in accordance with Section 6.9 of the Reorganization Agreement, the CFC Board has failed to make, withdrawn, modified or otherwise changed its recommendation to CFC stockholders.

               (b)               Stockholder agrees that until the termination of this Agreement as provided in Section 2(d), that Stockholder shall not, without the prior written consent of United, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, CFC Options or CFC Stock Awards; provided that this restriction shall not apply to (i) shares that are hypothecated or as to which a security interest already has been granted as of the date hereof, (ii) any gift, sale, transfer or charitable donation of up to 5%, in the aggregate, of the Stockholder’s CFC Common Stock, and (iii) such transfers as United may otherwise permit in its sole discretion in writing. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee except for those transferees in clause (ii) above.

               (c)               Stockholder agrees not to, without the prior written consent of United, sell on NASDAQ, submit an offer to sell on NASDAQ, or otherwise directly or indirectly sell, transfer or dispose of (other than by an exercise), any Covered Shares or any options, warrants, rights or other securities convertible into or exchangeable for shares of CFC Common Stock prior to the Effective Time of the Merger.

               (d)               This Agreement shall terminate upon the earlier to occur of: (a) the termination of the Reorganization Agreement by either CFC or United or (b) the Effective Date.

               3.                 Additional Shares and Options. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of CFC Common Stock that Stockholder currently has the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of CFC Common Stock as to which Stockholder may hereafter acquire the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all CFC Options and CFC Stock Awards that Stockholder may currently own or hereafter acquire.

               4.                 Governing Law. This Agreement shall be governed in all respects by the law of the State of Delaware, without regard to the conflict of laws principles thereof.

               5.                 Assignment; Successors. This Agreement may not be assigned by Stockholder without the prior written consent of United. Except as provided in Section 2(b) herein, the provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives except as otherwise agreed by the parties hereto.

               6.                 Scope of Agreement. The parties hereto acknowledge and agree that this Agreement shall not confer upon United any right or ability to acquire the shares of CFC Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of Stockholder in his/her capacity as a director or officer of CFC, but only in his/her capacity as a holder of shares of CFC Common Stock, CFC Options and/or CFC Stock Awards.

               7.                 Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

               8.                 Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

               9.                 Defined Terms. Capitalized terms used and not defined herein and defined in the Reorganization Agreement shall have the meaning ascribed to them in the Reorganization Agreement.

               10.              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

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               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

UNITED BANKSHARES, INC.

By:
Name:
Title:

STOCKHOLDER

Name:

Shares as to which Stockholder has sole:

Voting Power:

Dispositive Power:

CFC Options held by Stockholder: